Exhibit 2.1

AGREEMENT and plan of merger

BY AND AMONG

COLUMBIA FINANCIAL, INC.

BROADWAY ACQUISITION corp.

AND

STEWARDSHIP FINANCIAL CORPoration

DATED AS OF JUNE 6, 2019

i

4.9	Deposits	26
4.10	Reports and Filings	26
4.11	Ownership of Equity Interests in Stewardship Bank and of Certain Statutory Trust Securities; Off Balance Sheet Arrangements	26
4.12	Books and Records	27
4.13	No Material Adverse Changes	28
4.14	Absence of Certain Developments	28
4.15	Properties	29
4.16	Intellectual Property	31
4.17	Environmental Matters	31
4.18	Community Reinvestment Act	34
4.19	Information Security	34
4.20	Tax Matters	35
4.21	Contracts and Commitments	38
4.22	Litigation	40
4.23	No Brokers or Finders.	40
4.24	Employees	40
4.25	Employee Benefit Plans	44
4.26	Insurance	48
4.27	Affiliate Transactions	48
4.28	Compliance with Laws; Permits	48
4.29	Fiduciary Accounts	50
4.30	Interest Rate Risk Management Instruments	50
4.31	No Guarantees	50
4.32	Regulatory Approvals	50
4.33	Fairness Opinion	50
4.34	Transactions in Securities	51
4.35	Registration Obligation	51
4.36	No Other Representations or Warranties	51

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		51

5.1	Conduct of Business	51
5.2	Absence of Control	54
5.3	Access to Information; Confidentiality.	55
5.4	Notice of Developments	56
5.5	Consents and Authorizations	56
5.6	Tax Matters	56
5.7	No Solicitation	57
5.8	Columbia Forbearances	59
5.9	Stewardship Forbearances	59
5.10	Maintenance of ALLL	59
5.11	Termination of Stewardship Dividend Reinvestment Plan	60
5.12	Shareholder Litigation..	60

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		60

6.1	The Bank Merger	60
6.2	Filings and Regulatory Approvals	60
6.3	Shareholder Meeting	61
6.4	Employee Matters.	63
6.5	Updated Schedules	66
6.6	Indemnification; Directors’ and Officers’ Insurance	66
6.7	Statutory Trust	67
6.8	Assumption of Subordinated Notes	68
6.9	Loan Participations.	68
6.10	Board Representation; Advisory Board	68
6.11	Columbia Confidential Information	68
6.12	Stewardship Confidential Information	69
6.13	Columbia Bank Foundation	69

ARTICLE 7 CONDITIONS		69

7.1	Conditions to Obligations of Each Party	69
7.2	Additional Conditions to Obligation of Stewardship	70
7.3	Additional Conditions to Obligation of Columbia	71

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		72

8.1	Reasons for Termination	72
8.2	Effect of Termination	74
8.3	Expenses	74
8.4	Stewardship Termination Fee	74
8.5	Waiver	74

ARTICLE 9 GENERAL PROVISIONS		74

9.1	Press Releases and Announcements	74
9.2	Notices	74
9.3	Assignment	76
9.4	No Third Party Beneficiaries	76
9.5	Disclosure Schedules	76
9.6	Interpretation	77
9.7	Severability	77
9.8	Complete Agreement	77
9.9	Governing Law	77
9.10	Specific Performance	78
9.11	Waiver of Jury Trial	78
9.12	Investigation of Representations, Warranties and Covenants	78
9.13	No Survival of Representations	78
9.14	Counterparts	78
9.15	Delivery by Facsimile or Electronic Transmission	79
9.16	No Presumption Against Drafting Party	79

Exhibit A — Form of Bank Merger Agreement

Exhibit B — Form of New Jersey Certificate of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 6, 2019, is made and entered into by and among Columbia Financial, Inc., a Delaware corporation (“Columbia”), Broadway Acquisition Corp., a New Jersey corporation wholly-owned by Columbia (“Merger Sub”) and Stewardship Financial Corporation, a New Jersey corporation (“Stewardship”).

WHEREAS, the respective Boards of Directors of Columbia and Stewardship have determined that it is advisable and in the best interests of Columbia and Stewardship and their respective shareholders to consummate the merger as described herein, pursuant to which (i) Merger Sub will merge with and into Stewardship as described in Article 2 (the “First-Step Merger”) so that Stewardship is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Columbia and (ii) immediately thereafter, Stewardship, as the surviving corporation in the First-Step Merger, will merge with and into Columbia (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers” or the “Merger”), with Columbia being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, as a result of the First-Step Merger, the outstanding shares of common stock, no par value per share, of Stewardship (“Stewardship Common Stock”) will be converted into cash as described in Article 2; and

WHEREAS, Stewardship owns all of the issued and outstanding capital stock of Atlantic Stewardship Bank, a New Jersey state-chartered bank (“Stewardship Bank”), and Columbia owns all of the issued and outstanding capital stock of Columbia Bank, a federally chartered savings bank (“Columbia Bank”), and Columbia and Stewardship desire that Stewardship Bank be merged with and into Columbia Bank immediately after the Merger (the “Bank Merger”) pursuant to a Bank Merger Agreement (the “Bank Merger Agreement”) substantially in the form attached hereto as Exhibit A; and

WHEREAS, following the approval of the Stewardship Board of Directors of this Agreement, concurrently with the execution and delivery of this Agreement by the parties hereto and as an inducement to Columbia to enter into this Agreement, each of the directors of Stewardship has entered into a Shareholder Voting Agreement dated the date hereof (the “Shareholder Voting Agreement”) pursuant to which such directors have agreed to vote their shares of Stewardship Common Stock in favor of the Integrated Mergers and all other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1           Definitions. The following capitalized terms not otherwise defined herein have the meanings set forth below:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Columbia) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any Stewardship Entity is a constituent corporation, and in which either (x) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 25% of the outstanding securities of any class of voting securities of any Stewardship Entity or (y) in which any Stewardship Entity issues or sells securities or membership units representing more than 25% of the outstanding securities of any class of voting securities of any Stewardship Entity; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 25% or more of the consolidated net revenues, net income or assets of Stewardship.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Ancillary Documents” means the Bank Merger Agreement, the Shareholder Voting Agreement and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.

“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under the Laws of the State of New Jersey.

“Charter” means (a) with respect to any corporation, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (b) with respect to any limited liability company, those agreements and instruments that at that time constitute the limited liability company agreement or operating agreement of such limited liability company executed by the members of the limited liability company, including any amendments thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Columbia Disclosure Schedules” means the Schedules delivered by Columbia to Stewardship on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

“Columbia NDA” means the Confidentiality and Non-Disclosure Agreement dated May 9, 2019 between Stewardship and Columbia.

“Commonly Controlled Entity” means any entity under common control with Stewardship within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.

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“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“CRA” means the Community Reinvestment Act.

“Disclosure Schedules” means the Schedules delivered by Stewardship to Columbia or by Columbia to Stewardship, as the case may be, on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FICA” means the Federal Insurance Contributions Act, as amended.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business consistent with past practices); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (vi) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (vii) all obligations of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business consistent with past practices); and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

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“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other proprietary rights.

“Knowledge of Columbia” means the actual knowledge of the executive officers of the Columbia and Columbia Bank identified on Schedule 1.1 of the Disclosure Schedules after reasonable investigation.

“Knowledge of Stewardship” means the actual knowledge of the executive officers of the Stewardship Entities identified on Schedule 1.1 of the Disclosures Schedules after reasonable investigation.

“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

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“Material Adverse Effect” means any change, effect, development, occurrence, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would reasonably be expected to have, a material adverse effect on the business, financial condition, or results of operations of the Stewardship Entities, taken as a whole, or Columbia and its Subsidiaries, taken as a whole, as the case may be; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, shall constitute or be deemed to constitute a “Material Adverse Effect,” and none of the following shall be taken into account in determining whether there has been or would be a Material Adverse Effect: (a) changes after the date hereof in Laws of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies, (c) changes, after the date hereof, in economic conditions generally affecting banks and bank holding companies, including changes in the general level of market interest rates, or general market, economic, financial, capital markets or political or regulatory conditions in the United States, (d) changes, after the date hereof, in national or international political conditions, including the escalation of war or major hostilities by the United States, whether or not pursuant to a declaration of a national emergency or war, or the occurrence of terrorist attacks upon or within the United States, (e) any failure, in and of itself, by Stewardship or Columbia to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), (f) the public announcement of the Merger, and (g) with respect to any of the Stewardship Entities, the effects of any action taken with the prior written consent of Columbia or as otherwise required by this Agreement; further provided, however, that the effect of any of the changes described in clauses (a) through (d) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on the Stewardship Entities as a whole or Columbia and its Subsidiaries as a whole, as the case may be, on the one hand, as measured relative to similarly situated companies in the financial services industry, on the other hand.

“Ordinary Course of Business” means the ordinary course of business of the Stewardship Entities consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made and adequate accruals or reserves have been established in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, covenants, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to Stewardship or Stewardship Bank, (e) Encumbrances reflected in the Latest Stewardship Balance Sheet or arising under Material Contracts; (f) Encumbrances to secure liabilities for any discount with, borrowing from or other obligations to the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York and (g) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

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“Plan” means every plan, fund, contract, program and arrangement (whether written or not) of any Stewardship Entity or Commonly Controlled Entity for the benefit of present or former employees, including those plans, funds, contracts, programs or arrangements intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA), (c) any kind of cash or equity incentive compensation, or (d) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (i) that is maintained or contributed to by any Stewardship Entity or any Commonly Controlled Entity, (ii) that a Stewardship Entity or any Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (iii) for which a Stewardship Entity or any Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with the Stewardship Entities or their shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by a Stewardship Entity or any Commonly Controlled Entity for the benefit of its employees or former employees) or (iv) for or with respect to which any Stewardship Entity or any Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither any Stewardship Entity nor any Commonly Controlled Entity has any present or potential Liability.

“Regulatory Authority” means each and every federal, state or local governmental, regulatory (banking or otherwise), or judicial authority having jurisdiction over any of Stewardship, Atlantic Stewardship Bank, Columbia, Columbia Bank, or any of their respective business operations, properties or assets, or the transactions described herein.

“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.

“Statutory Declaration of Trust” means the declaration of trust contained in the Amended and Restated Declaration of Trust dated as of September 17, 2003, among Stewardship, as Sponsor, U.S. Bank National Association, as Institutional Trustee, and the Administrators named therein.

“Statutory Trust” means the Stewardship Statutory Trust I, a Connecticut statutory trust.

“Statutory Trust Agreements” means the Statutory Trust Debentures, the Statutory Declaration of Trust, the Statutory Trust Guarantee, the Statutory Trust Indenture and the Statutory Trust Securities.

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“Statutory Trust Debentures” means the Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2033 dated as of September 17, 2003.

“Statutory Trust Guarantee” means the Guarantee Agreement, dated as of September 17, 2003, between Stewardship and U.S. Bank National Association, as Guarantee Trustee.

“Statutory Trust Indenture” means the Indenture dated as of September 17, 2003, between Stewardship, as Issuer, and U.S. Bank National Association, as Trustee.

“Statutory Trust Securities” means the common securities and preferred securities issued pursuant to the Statutory Declaration of Trust.

“Stewardship Entities” means, collectively, Stewardship, Atlantic Stewardship Bank, the Stewardship Bank Subsidiaries and “Stewardship Entity” means, individually, any such entity.

“Stewardship Equity Incentive Plan” means the Stewardship 2010 Stock Incentive Plan effective as of February 17, 2010.

“Stewardship NDA” means the Confidentiality and Non-Disclosure Agreement dated March 7, 2019, between Columbia and Stewardship.

“Subordinated Note” means the Stewardship 6.75% Fixed Rate Subordinated Note Due 2025.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of Stewardship determines in its good faith judgment, after consultation with its legal counsel and, with respect to financial matters, its financial advisors, to be, as to the consideration payable, more favorable from a financial point of view, and as to other matters, more favorable generally, to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the provisions of Article X of Stewardship’s Charter, the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable Law.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Taxing Authority.

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“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

Defined Terms. The following capitalized terms not defined in Section 1.1 and used in more than one Section of this Agreement have the meanings set forth in the Sections hereof set forth below:

Definition	Section
Advisory Board	6.10
Affordable Care Act	4.25(k)
Agreement	Preamble
ALLL	4.8
Bank Holding Company Act	3.1(a)
Bank Merger	Recitals
Bank Merger Agreement	Recitals
Bank Regulatory Approvals	3.2(c)
Columbia	Preamble
Columbia Bank	Recitals
Columbia Exchange Act Reports	3.3(a)
Columbia Financial Statements	3.3(b)
Certificate(s)	2.9(a)
Change of Stewardship Board Recommendation	6.3(a)
Closing	2.12
Continuing Employee	6.4(a)
Closing Date	2.12
D&O Insurance	6.6(b)
Department of Treasury	2.1(a)
Departments	4.24(e)
Distressed Loans	4.7(b)
DSP	2.11
Effective Time	2.1
ESPP	2.11
FDIC	4.9
First-Step Merger	Recitals
First-Step Merger Certificate	2.1(a)
FRB	3.2(c)
Indemnified Party	6.6(a)
Latest Stewardship Balance Sheet	4.5(a)
Leased Real Property	4.15(c)
Letter of Transmittal	2.9(a)
Loan Participation	4.7(f)
Material Contracts	4.21(a)
Merger	Recitals
Merger Consideration	2.4

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Definition	Section
Merger Sub	Preamble
New Jersey Banking Statute	3.2(c)
NJBCA	2.1
NJDOBI	3.2(c)
OCC	3.2(c)
Operating Real Property	4.15(c)
OREO	4.7(b)
Owned Real Property	4.15(c)
Paying Agent	2.9(a)
Proxy Statement	6.3(b)
Real Property	4.15(b)
Representatives	5.7(a)
Required Consents	5.5
Required Stewardship Shareholder Vote	4.2(a)
S&L Holding Company Act	3.1(a)
Sandler O’Neill	0
SEC	3.3(a)
Second-Step Merger	Recitals
Second-Step Merger Certificate	2.1(b)
Shareholder Voting Agreement	Recitals
Surviving Corporation	Recitals
Termination Date	8.1(d)(i)
Third-Party Environmental Claim	4.17(a)(vii)
Transaction Litigation	5.12
Transfer Taxes	5.6(c)
Stewardship	Preamble
Stewardship Bank	Preamble
Stewardship Bank Call Reports	4.10
Stewardship Bank Common Stock	4.3
Stewardship Bank Financial Statements	4.5(c)
Stewardship Bank Subsidiaries	4.5
Stewardship Board Recommendation	6.3(a)
Stewardship Common Stock	Recitals
Stewardship Converted Common Stock	2.9(a)
Stewardship Customer Information	4.19(a)
Stewardship Employees	6.4(a)
Stewardship Exchange Act Reports	4.5(a)
Stewardship Financial Statements	4.5(c)
Stewardship IT Systems	4.19(b)
Stewardship Regulatory Reports	4.10
Stewardship Restricted Stock Award	2.10
Stewardship Shareholder Meeting	6.3(a)
Work Permits	4.24(e)

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ARTICLE 2

MERGER

2.1           The Integrated Mergers.

(a)          Under the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Effective Time, Merger Sub will be merged with and into Stewardship in accordance with the provisions of the New Jersey Business Corporation Act ( “NJBCA”) (“First-Step Merger”). Stewardship shall be the surviving corporation in the First-Step Merger, and shall continue its corporate existence under the laws of the State of New Jersey. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate. On or before the date that the First-Step Merger is consummated (the “Closing Date”), Columbia and Stewardship, respectively, shall cause to be filed a certificate of merger with the Department of the Treasury of the State of New Jersey (the “New Jersey Department of the Treasury”) in accordance with the NJBCA (the “First-Step Merger Certificate”). The First-Step Merger shall become effective as of the date the and time specified in the First-Step Merger Certificate (such date and time, the “Effective Time”).

(b)          Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the NJBCA, Stewardship, as the surviving corporation in the First-Step Merger, shall merge with and into Columbia. Columbia shall be the Surviving Corporation in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of Stewardship shall terminate. On or before the Closing Date, Columbia and Stewardship, respectively, shall cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware in accordance with the DGCL and a certificate of merger with the New Jersey Department of the Treasury in accordance with the NJBCA (collectively, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

2.2            Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in the NJBCA. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in Section 259 of the DGCL and the NJBCA.

2.3           Effects of First-Step Merger on Merger Sub Capital Stock. At and after the Effective Time, each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of Stewardship.

2.4           Conversion of Stewardship Common Stock in the First-Step Merger. At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Columbia, Merger Sub or Stewardship or the holder of Stewardship Common Stock, subject to Section 2.9, each issued and outstanding share of Stewardship Common Stock (other than shares to be canceled pursuant to this Section 2.4) will be canceled and extinguished and be converted into and become a right to receive from Columbia $15.75 in cash, without interest (the “Merger Consideration”). Each share of Stewardship Common Stock held as treasury stock of Stewardship or held directly or indirectly by Columbia, other than shares held in a fiduciary capacity or in satisfaction of Indebtedness previously contracted, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto.

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2.5           Effects of Second-Step Merger on Columbia and Stewardship Common Stock. At the effective time of the Second-Step Merger, each share of (a) Columbia common stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger and (b) Stewardship Common Stock, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

2.6           Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Stewardship, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the surviving corporation in the First-Step Merger until such Certificate of Incorporation is thereafter amended in accordance with its terms and applicable law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of Columbia, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

2.7           Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the surviving corporation in the First-Step Merger until thereafter amended in accordance with their terms and applicable law. At the effective time of the Second-Step Merger, the Bylaws of Columbia, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

2.8           Directors; Officers. At and immediately after the Effective Time, the directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in the First-Step Merger until their respective successors are duly elected or appointed and qualified. Subject to Section 6.9, the directors and officers of Columbia in office immediately prior to the effective time of the Second-Step Merger shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.9           Payment and Exchange of Certificates.

(a)          Appointment of Paying Agent; Payment of Merger Consideration; Exchange of Certificates. At or prior to the Effective Time, Columbia shall deposit, or shall cause to be deposited, with a third party paying agent mutually satisfactory to Columbia and Stewardship (the “Paying Agent”), pursuant to an agreement entered into between Columbia and the Paying Agent prior to Closing, for the benefit of the holders of shares of Stewardship Common Stock (“Stewardship Converted Common Stock”), an amount of cash equal to the aggregate Merger Consideration. As promptly as practicable after the Effective Time but in no event later than five (5) Business Days after the Closing, Columbia will cause to be distributed to each holder of Stewardship Converted Common Shares, of a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares or any statement reflecting shares issued in book entry form, which prior to the Effective Time represented a share of Stewardship Common Stock (a “Certificate” or “Certificates” which is intended to refer to ownership of book entry accounts as well), in exchange for Merger Consideration for each Stewardship Converted Common Share (a “Letter of Transmittal”). As promptly as practicable but in no event later than ten (10) Business Days after surrender to the Paying Agent of any Certificate, Columbia will cause the Paying Agent to distribute to the Person in whose name such Certificate is registered, the Merger Consideration.

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(b)          Failure to Surrender Certificates. If outstanding Certificates formerly representing Stewardship Common Stock are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration will, to the extent permitted by abandoned property and any other applicable Law, become the property of Columbia (and to the extent not in Columbia’s possession will be paid over to Columbia), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Columbia nor any other Person will be liable to any holder of Stewardship Converted Common Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(c)          Lost Certificates. In the event that any stock certificate representing Stewardship Converted Common Shares will have been lost, stolen or destroyed, Columbia will issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Paying Agent, the Merger Consideration for each Stewardship Converted Common Share; provided, however, that Columbia or the Paying Agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such customary form and amount as Columbia or the Paying Agent may reasonably require as indemnity against any claim that may be made against Columbia, Stewardship or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)          Full Satisfaction. The Merger Consideration issued and paid upon the surrender for exchange of each Stewardship Converted Common Share in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Stewardship Converted Common Share.

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2.10         Stewardship Restricted Stock. At the Effective Time, each award in respect of a share of Stewardship Common Stock subject to vesting, repurchase or other lapse restriction granted under a Plan that is outstanding immediately prior to the Effective Time (a “Stewardship Restricted Stock Award”) will fully vest and will be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 2.4. Stewardship will deliver stock certificates representing the shares of Stewardship Common Stock that are subject to vested Stewardship Restricted Stock Awards simultaneously with the Effective Time. Payment of the Merger Consideration to holders of such shares will be governed by Section 2.9(a); provided, however, that Columbia will be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable in respect to Stewardship Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Code or any provisions of state, local or foreign Tax law.

2.11         Stewardship Employee Stock Purchase Plan/Director Stock Plan. With respect to Stewardship’s Employee Stock Purchase Plan (the “ESPP”) and Stewardship Director Stock Plan (“DSP”) the Board of Directors of Stewardship will adopt resolutions or take other actions as may be required to (i) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of any outstanding purchase right pursuant to the ESPP and DSP, (ii) provide that no further purchase periods or purchase rights will be available under the ESPP or DSP from and following ten (10) Business Days following the date of this Agreement or in accordance with any notice periods required under the ESPP or DSP, as applicable, and (iii) terminate the ESPP and DSP (with such termination effective prior to the Effective Time).

2.12         The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable once the conditions in Article 7 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) but in any event within 10 Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”) by electronic exchange of documents and signatures; provided, that if Columbia and Stewardship mutually agree to a physical closing, the Closing shall take place at the offices of Columbia, located at 19-01 Route 208 North, Fair Lawn, NJ 07410, or at a location otherwise agreed upon by Columbia and Stewardship. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)          Subject to the conditions set forth in this Agreement, on the Closing Date, Stewardship will deliver to Columbia:

(i)          the certificate of Stewardship, dated the Closing Date, required by Section 7.3(c);

(ii)         the certificate of Stewardship, dated the Closing Date, required by Section 7.3(d);

(iii)        a certificate of Stewardship dated the Closing Date (A) stating the number of shares of Stewardship Common Stock outstanding immediately prior to the Effective Time, and (B) stating that there are no other shares of capital stock of Stewardship or options, warrants, rights to acquire, or securities convertible into capital stock of Stewardship, outstanding as of the Closing Date;

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(iv)        duly executed copies of all Required Consents;

(v)         a certificate of the secretary or an assistant secretary of Stewardship Bank, dated the Closing Date, certifying as to a copy of the text of the resolutions adopted by the Board of Directors of Stewardship Bank, and by Stewardship as the sole shareholder of Stewardship Bank, authorizing the Bank Merger;

(vi)        certificates representing all outstanding shares of Stewardship Bank Common Stock, which will be free of any Encumbrance;

(vii)       the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of Stewardship and Stewardship Bank (which shall remain left at the corporate headquarters of Stewardship);

(viii)      certificates dated as of a date not earlier than the third (3rd) Business Day prior to the Closing executed by appropriate officials of the State of New Jersey as to the good standing of Stewardship and Stewardship Bank; and

(ix)         such other certificates, real property title reports, documents and instruments that Columbia reasonably requests for the purpose of (A) evidencing the accuracy of the representations and warranties of Stewardship, (B) evidencing the performance and compliance by Stewardship with agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 7.3 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)          Subject to the conditions set forth in this Agreement, on the Closing Date, Columbia will deliver to Stewardship:

(i)          the certificate of Columbia, dated the Closing Date, required by Section 7.2(c);

(ii)         the certificate of Columbia, dated the Closing Date, required by Section 7.2(d);

(iii)        such other certificates, documents and instruments that Stewardship reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of Columbia, (2) evidencing the performance and compliance by Columbia with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement; and

(iv)        a fully-executed copy of the Paying Agent Agreement.

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2.13         Withholding. Columbia or the Paying Agent will be entitled to deduct and withhold from amounts payable pursuant to this Agreement, including the Merger Consideration, any amounts required to be withheld or deducted with respect to such consideration or payments under any applicable provisions of all Laws relating to Taxes (including the Code). To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Stewardship Common Stock in respect of which such deduction and withholding was made.

2.14         Restructure of Transaction. Columbia shall have the right to revise the structure of the Merger in order to achieve tax benefits or for any other reason, including for its internal accounting purposes, which Columbia may deem advisable; provided, however, that Columbia shall not have the right, without the approval of the Board of Directors of Stewardship and, if and to the extent required by applicable law, the holders of Stewardship Common Stock, to make any revision that (i) would change the amount or type of the Merger Consideration to which the holders of shares of Stewardship Common Stock are entitled (as determined in the manner provided in Sections 2.4 and 2.10), (ii) would materially delay or jeopardize receipt of the approval of the Merger by any Regulatory Authority, or (iii) could reasonably be expected to adversely impact the tax consequences arising from the transactions contemplated by this Agreement to any holders of Stewardship Common Stock. Columbia may exercise this right of revision by giving written notice to Stewardship in the manner provided in Section 9.2 of this Agreement, which notice shall include a form of an amendment to this Agreement or a form of an Amended and Restated Agreement and Plan of Merger which, in either case, shall not be required to be executed by any of the parties, and shall include a certification by the Chief Financial Officer of Columbia that, to his knowledge, such revision complies with the terms and conditions of this Section 2.14.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COLUMBIA

Columbia hereby represents and warrants to Stewardship that, except as described in the Columbia Disclosure Schedules:

3.1           Organization and Qualification.

(a)          Columbia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted. Columbia is registered as a savings and loan holding company under Savings and Loan Holding Company Act of 1967, as amended (the “S&L Holding Company Act”). Columbia is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Columbia.

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(b)          Columbia Bank is a federal savings bank duly organized, validly existing and in good standing under the Laws of the United States and is authorized to transact business as a bank under federal Law. Columbia Bank is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Columbia. Columbia Bank has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Columbia Bank is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Except as set forth on Schedule 3.1(b), Columbia Bank has no Subsidiaries and has no equity interest, direct or indirect, in any bank or corporation or in any limited liability company, partnership, joint venture or other business enterprise or entity, except as acquired through settlement of Indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity.

(c)          Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and has the requisite corporate power to carry on its business as now conducted. Merger Sub was formed to be a party to the First-Step Merger and has engaged only in activities related thereto. Merger Sub is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Columbia.

3.2           Authority Relative to this Agreement; Non-Contravention.

(a)          Each of Columbia, Columbia Bank and Merger Sub has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which Columbia, Columbia Bank or Merger Sub is a signatory) and to carry out its obligations hereunder. The execution and delivery of this Agreement and such other Ancillary Documents by each of Columbia, Columbia Bank and Merger Sub, and the consummation by each of Columbia, Columbia Bank and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of Columbia, Columbia Bank and Merger Sub. No other corporate proceedings on the part of either Columbia, Columbia Bank or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents (to which Columbia, Columbia Bank or Merger Sub is a signatory), or to consummate the Merger, the Bank Merger and the transactions contemplated by this Agreement.

(b)          This Agreement has been duly executed and delivered by Columbia and Merger Sub and constitutes a valid and binding obligation of each of Columbia and Merger Sub, enforceable in accordance with its terms, subject to the Remedies Exception. Neither Columbia nor Merger Sub is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any Contract, (c) subject to obtaining the Consents referred to in Section 3.2(c), any license, franchise or permit or (d) subject to obtaining the Consents referred to in Section 3.2(c), any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any Encumbrance on any of its or any of its Subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby.

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(c)          No Consent of any Governmental Entity is necessary on the part of Columbia or Merger Sub for the consummation by it of the transactions contemplated hereby, except for the following: (i) any approvals or waivers from the Board of Governors of the Federal Reserve System (the “FRB”) for the Merger required under the S&L Holding Company Act or Bank Holding Company Act of 1956 (the “BHC Act”), any approvals from the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act for the Merger and the Bank Merger and any approvals of the New Jersey Department of Banking and Insurance (the “NJDOBI”) for the Merger and the Bank Merger required under the New Jersey Department of Banking and Insurance Act of 1948 (the “New Jersey Banking Statute”), and any approvals from the FDIC for the Bank Merger required under Bank Merger Act (such approvals or waivers under the S&L Holding Company Act, the BHC Act, the New Jersey Banking Statute and the Bank Merger Act being herein collectively referred to as the “Bank Regulatory Approvals”); (ii) the filing with respect to the Integrated Mergers of the First-Step Merger Certificate and Second-Step Merger Certificate; and (iii) the filing with respect to the Bank Merger of Articles of Combination with the OCC and Articles of Merger with the NJDOBI.

3.3           Exchange Act Reports; Financial Statements.

(a)          Prior to the execution of this Agreement, Columbia has made available to Stewardship complete and accurate copies of (i) Columbia’s Annual Reports on Form 10-K for the year ended December 31, 2018, as amended, as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Columbia proxy statements and annual reports to shareholders used in connection with meetings of Columbia shareholders held since January 1, 2019, and (iii) Columbia’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (collectively, the “Columbia Exchange Act Reports”), as filed under the Exchange Act with the SEC. As of their respective dates, the Columbia Exchange Act Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws of the SEC. Since January 1, 2018, Columbia has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)          Columbia has made available to Stewardship copies of its audited consolidated balance sheets as of December 31, 2016, 2017, and 2018 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “Columbia Financial Statements”). The Columbia Financial Statements are based upon the books and records of Columbia, and have been prepared in accordance with GAAP. The Columbia Financial Statements fairly present the consolidated financial position of Columbia as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended. The Columbia Financial Statements disclose all material Liabilities of Columbia and its Subsidiaries to the extent required by GAAP.

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3.4           No Material Adverse Changes. Since December 31, 2018, there has been no material adverse change in, and no event, occurrence or development in the business of Columbia or its Subsidiaries that, taken individually or as a whole, has had or would reasonably be expected to have a Material Adverse Effect on Columbia or Columbia Bank or on the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, each of Columbia and Columbia Bank has conducted its respective business only in the Ordinary Course of Business.

3.5           Compliance with Laws.

(a)          Columbia and each of its Subsidiaries are, and at all times since January 1, 2015 have been, in compliance with all Laws, Governmental Orders or Governmental Authorizations., except where the failure to so comply would not have a Material Adverse Effect on Columbia.

(b)          Since January 1, 2015, each of Columbia and its Subsidiaries has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Columbia.

(c)          Neither Columbia nor any of its Subsidiaries is a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Columbia or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Authority that would reasonably be expected to impair the ability of Columbia to obtain the Bank Regulatory Approvals or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date.

(d)          No Governmental Entity has initiated since January 1, 2015 or currently has pending any proceeding or enforcement action against Columbia or any of its Subsidiaries.

(e)          Since January 1, 2015, neither Columbia nor any of its Subsidiaries has been advised of, and has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause Columbia or any of its Subsidiaries to be deemed to be operating in material violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

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3.6           Regulatory Approvals. As of the date hereof, Columbia is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. Neither Columbia nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, any Governmental Entity that would reasonably be expected to, impair the ability of Columbia to obtain the Bank Regulatory Approvals in a timely fashion or to operate Stewardship Bank in the Ordinary Course of Business after the Merger. Columbia has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated by this Agreement would oppose or fail to grant its consent or approval to such transactions.

3.7           Litigation. There is no Litigation pending against, or, to the knowledge of Columbia, threatened against Columbia or its Subsidiaries, any present or former officer, director or employee of Columbia or its Subsidiaries (relating to their capacity as such) or any Person for whom Columbia or its Subsidiaries may be liable or to which any of their respective properties or assets may be subject, before or by any Governmental Entity, that (i) would reasonably be expected to have a Material Adverse Effect on Columbia or Columbia Bank or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.8           Community Reinvestment Act. Each Subsidiary of Columbia that is an insured depository institution had a rating of “satisfactory” or better as of its most recent CRA examination, and no such Subsidiary has been advised of, and has no reason to believe that, any facts or circumstances exist that would reasonably be expected to cause such Subsidiary to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”

3.9           Financing. Columbia has, and, on the Closing Date will have, sufficient cash reserves, or has, and, on the Closing Date will have, access to sufficient cash, with which to pay the Merger Consideration described herein without the need for any additional capital.

3.10         No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Columbia in this Article 3, neither Columbia nor any other Person makes any express or implied representation or warranty with respect to Columbia, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Columbia hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Columbia nor any other person makes or has made any representation or warranty to Stewardship or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Columbia, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Columbia in this Article 3, any oral or written information presented to Stewardship or any of its Affiliates or Representatives in the course of their due diligence investigation of Columbia, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(b)          Columbia acknowledges and agrees that neither Stewardship nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF STEWARDSHIP

Stewardship hereby represents and warrants to Columbia that, except as described in the Disclosure Schedules:

4.1           Organization and Qualification.

(a)          Stewardship is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey, and has the requisite corporate power to carry on its business as now conducted. Stewardship is a bank holding company registered under the BHC Act. Except for Stewardship Bank and the Statutory Trust, Stewardship has no direct Subsidiaries. Except as set forth on Schedule 4.1(a), Stewardship is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding stock of Stewardship Bank, free and clear of any Encumbrance. The copies of the Charter and Bylaws of Stewardship which have been provided or made available to Columbia prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Stewardship is not in violation of any provisions of its Charter and Bylaws.

(b)          Stewardship Bank is a New Jersey chartered commercial bank authorized to conduct business as a bank in New Jersey and is duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Stewardship Bank has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Stewardship Bank is an insured bank as defined in the FDIA. Except for those Subsidiaries listed on Schedule 4.1(b) (the “Stewardship Bank Subsidiaries”), Stewardship Bank has no other Subsidiaries. Stewardship Bank is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding stock or membership interests, as applicable of each of the Stewardship Bank Subsidiaries, free and clear of any Encumbrance. The nature of the business of Stewardship Bank does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of New Jersey. The copies of the Charter and Bylaws of Stewardship Bank which have been provided or made available to Columbia prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. Stewardship Bank is not in violation of any provisions of its Charter and Bylaws.

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(c)          The Statutory Trust is duly organized, validly existing under the Connecticut Statutory Trust Act, Chapter 615 of Title 34 of Connecticut General Statutes, and the Laws of the State of Connecticut. Stewardship is the lawful record and beneficial owner of all of the Statutory Trust Securities that are common securities. The copy of the Statutory Declaration of Trust that has been provided or made available to Columbia prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. The Statutory Trust is not in violation of any provisions of the Statutory Declaration of Trust. Stewardship has not exercised its right to defer payments of interest on the Statutory Trust Securities pursuant to the Statutory Trust Debentures.

(d)          Each Stewardship Bank Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Each Stewardship Bank Subsidiary has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. The nature of the business of each Stewardship Bank Subsidiary does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of New Jersey. The copy of the Charter or Organization Certificate for each Stewardship Bank Subsidiary which have been provided or made available to Columbia prior to the date of this Agreement is correct and complete and reflects all amendments made thereto. No Stewardship Bank Subsidiary is in violation of any provisions of its Charter or Organization Certificate or other governing documents.

4.2           Authority Relative to this Agreement; Non-Contravention.

(a)          Stewardship has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which Stewardship is a signatory), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other Ancillary Documents by Stewardship, and the consummation by Stewardship of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Stewardship. Other than the approval of the Merger by holders of at least a majority of the number of issued and outstanding shares of Stewardship Common Stock as of the record date for the Stewardship Shareholder Meeting (the “Required Stewardship Shareholder Vote”), no other corporate proceedings on the part of Stewardship are necessary to authorize this Agreement and the Ancillary Documents (to which Stewardship is a signatory), or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the NJBCA or any applicable provisions of the takeover Laws of New Jersey or any other state (and any comparable provisions of the Stewardship Charter or Bylaws), apply or will apply to this Agreement, the Merger, the Bank Merger Agreement or the Bank Merger.

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(b)          This Agreement and the Ancillary Documents (to which Stewardship is a signatory) have been duly executed and delivered by Stewardship and constitute valid and binding obligations of Stewardship, enforceable in accordance with its terms, subject to the Remedies Exception. None of the Stewardship Entities is subject to, or obligated under, any provision of (i) its Charter, Bylaws or other governing documents, (ii) any Contract, (iii) subject to obtaining the Consents referred to in Section 4.2, any license, franchise or permit or (iv) subject to obtaining the Consents referred to in Section 4.2(c), any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any Encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Ancillary Documents (to which Stewardship is a signatory), or the consummation of the transactions contemplated hereby and thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Stewardship or the consummation of the transactions contemplated hereby and thereby.

(c)          Other than the Bank Regulatory Approvals and the filing of the Second-Step Merger Certificates with the Secretary of State of New Jersey, respectively, no Governmental Authorization is necessary on the part of any of the Stewardship Entities for the consummation by Stewardship of the transactions contemplated by this Agreement and the Ancillary Documents (to which Stewardship is a signatory), except for such Governmental Authorizations as to which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Stewardship or the consummation of the transactions contemplated hereby or thereby.

4.3           Capitalization. The authorized capital stock of Stewardship consists of (a) 20,000,000 shares of Stewardship Common Stock, no par value and (b) 2,500,000 shares of preferred stock, no par value per share. As of May 31, 2019, (i) 8,714,222.3832 shares of Stewardship Common Stock were issued and outstanding (including 60,622 shares subject to Stewardship Restricted Stock Awards that are unvested), (ii) no shares of Stewardship Common Stock were held as treasury shares, and (iii) no shares of Stewardship preferred stock were issued and outstanding. The authorized capital stock of Stewardship Bank consists of 1,200,000 shares of common stock, $5.00 par value per share (“Stewardship Bank Common Stock”). Of the authorized shares of Stewardship Bank Common Stock, 760,252.66 shares of Stewardship Bank Common Stock are issued and outstanding. The issued and outstanding shares of Stewardship Common Stock and Stewardship Bank Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as set forth on Schedule 4.3, there are no options, warrants, conversion privileges or other rights or Contracts obligating Stewardship or Stewardship Bank to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of Stewardship or capital stock of Stewardship Bank, or the earnings or other attributes of Stewardship or Stewardship Bank.

4.4           Ownership of Stewardship Common Stock.

Schedule 4.4 sets forth all of the issued and outstanding shares of Stewardship Common Stock, including (a) the name of the registered holder of such shares, (b) the number of shares of Stewardship Common Stock owned by each such registered holder, and (c) the domicile address of each such registered holder. Except for the Shareholder Voting Agreement, there are no shareholder agreements, voting agreements, proxies, voting trusts or other Contracts with or among one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Stewardship Common Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Stewardship Common Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Stewardship Common Stock.

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4.5           Financial Statements.

(a)          Prior to the execution of this Agreement, Stewardship has made available to Columbia complete and accurate copies of (i) Stewardship’s Annual Reports on Form 10-K for the years ended December 31, 2018, 2017 and 2016 as amended, as filed under the Exchange Act with the SEC, (ii) all Stewardship proxy statements and annual reports to shareholders used in connection with meetings of Stewardship shareholders held since January 1, 2015, and (iii) Stewardship’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (collectively, the “Stewardship Exchange Act Reports”), as filed under the Exchange Act with the SEC. As of their respective dates, the Stewardship Exchange Act Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws of the SEC. Since January 1, 2015, Stewardship has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)          Stewardship has made available to Columbia copies of its audited consolidated balance sheets as of December 31, 2016, 2017, and 2018 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “Stewardship Financial Statements”). The consolidated balance sheet of Stewardship as of December 31, 2018 is referred to as the “Latest Stewardship Balance Sheet,” and the related statement of income, shareholders’ equity and cash flows for the year ended December 31, 2018 are herein referred to as the “Related Stewardship Statements.” Stewardship Financial Statements are based upon the books and records of the Stewardship Entities, and have been prepared in accordance with GAAP. The Stewardship Financial Statements fairly present the consolidated financial position of Stewardship as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

(c)          Stewardship has made available to Columbia copies of the balance sheets of Stewardship Bank as of December 31, 2016, 2017 and 2018 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “Stewardship Bank Financial Statements”). The Stewardship Bank Financial Statements have been prepared in accordance with GAAP. The Stewardship Bank Financial Statements fairly present the financial position of Stewardship Bank as of the dates thereof and the results of operations, changes in shareholder’s equity and cash flows for the periods then ended.

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4.6           Absence of Undisclosed Liabilities. None of Stewardship Entities has any Liability (required to be reflected on Stewardship’s financial statements prepared in accordance with GAAP) and, to the Knowledge of Stewardship, there is no basis for any present or future Litigation, charge, complaint or demand against any of the Stewardship Entities, giving rise to any Liability, except (a) as reflected or expressly reserved against in the Latest Stewardship Balance Sheet, (b) a Liability that has arisen after the date of the Latest Stewardship Balance Sheet in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation, or violation of Governmental Order, Governmental Authorization or Law), (c) obligations under any Contract listed on a Disclosure Schedule to this Agreement or obligations in the Ordinary Course of Business under a Contract not required to be listed on such a Disclosure Schedule or (d) as set forth on Schedule 4.22.

4.7           Loans and OREO; Sale of Loans; Commitments to Extend Credit.

(a)          The documentation relating to each loan made by Stewardship Bank and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)          Except as set forth on Schedule 4.7(b), there are no loans, leases, other extensions of credit or commitments to extend credit of Stewardship or Stewardship Bank that have been or, to the Knowledge of Stewardship, should have been classified by Stewardship or Stewardship Bank as non-accrual, as a troubled debt restructuring, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification (collectively, the “Distressed Loans”). Schedule 4.7(b) sets forth the amount of the ALLL associated with each Distressed Loan. Stewardship has disclosed all of the “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” loans of Stewardship Bank on the “watch list” of Stewardship Bank, a copy of which is attached as Schedule 4.7(b). To the Knowledge of Stewardship, no borrower with respect to any Distressed Loan in an amount in excess of $100,000 has: (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law; (ii) made an assignment for the benefit of its creditors; (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) taken any action for the purpose of authorizing any of the foregoing.

(c)          Except as set forth on Schedule 4.7(c), Stewardship Bank does not have any outstanding loans or assets classified as “Other Real Estate Owned” (“OREO”). Schedule 4.7(c) contains a description of each property classified by Stewardship Bank as OREO. Prior to the execution of this Agreement, Stewardship has provided or made available the latest appraisal of each property classified as OREO obtained by Stewardship Bank. The value of any property classified by Stewardship Bank as OREO and reflected on the Latest Stewardship Balance Sheet was determined on a “fair value less cost to sell” basis. None of the Stewardship Entities has entered into any Contract obligating it pay for expenses with respect to improvements on, or the development of, any OREO.

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(d)          Except as set forth on Schedule 4.7(d), (i) Stewardship Bank does not have any loans (or any advances or participations therein) it has purchased or sold with recourse since January 1, 2015, (ii) Stewardship Bank has not at any time sold any of its assets with recourse of any kind to Stewardship Bank and (iii)  Stewardship Bank has not entered into any Contract providing for the sale or servicing of any loan or other asset that constitutes a “recourse arrangement” under any applicable regulation or policy promulgated by a Governmental Entity. Stewardship Bank has not received any request to repurchase any loan, advance or participation therein or other asset sold to a third party, nor has Stewardship or Stewardship Bank been advised by any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that Stewardship Bank repurchase such loan, advance or participation therein or other asset.

(e)          Except as set forth on Schedule 4.7(e), there are no Contracts binding upon Stewardship or Stewardship Bank to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth under the New Jersey Banking Statute), of $500,000 or more.

(f)          Set forth on Schedule 4.7(f) is a true, correct and complete list of each loan of Stewardship that is structured as a participation interest in a loan originated by another person and bought or sold by Stewardship (each a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related loan, the outstanding principal balance of the related loan, the amount of the outstanding balance represented by the Loan Participation and the identity of the borrower of the related loan.

4.8           Allowance for Loan Losses. The allowance for loan losses (“ALLL”) is, and will be as of the Effective Time, in compliance with Stewardship Bank’s existing methodology for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and will be adequate under all standards. Neither Stewardship nor Stewardship Bank has been notified by any Governmental Entity or by Stewardship’s or Stewardship Bank’s independent auditor, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of Stewardship or Stewardship Bank in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of Stewardship or Stewardship Bank.

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4.9           Deposits. All of the deposits held by Stewardship Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all respects with all: (a) applicable policies, practices and procedures of Stewardship Bank; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. Except as set forth on Schedule 4.9, no deposit of Stewardship Bank is a brokered deposit (as defined in 12 C.F.R. §337.6(a)(2)) or is subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). All of the deposit accounts of Stewardship Bank are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund as administered by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of Stewardship, has any such termination or revocation been threatened.

4.10         Reports and Filings. Since January 1, 2015, each of Stewardship and Stewardship Bank has filed each report or other filing that it was required to file with any federal or state banking or other applicable Governmental Entity having jurisdiction over it, including the FRB, the FDIC and the NJDOBI (including quarterly Consolidated Reports of Condition and Income filed by Stewardship Bank (the “Stewardship Bank Call Reports”)) (such reports and filings, together with all exhibits thereto, the “Stewardship Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Stewardship or on the consummation of the transactions contemplated by this Agreement. Stewardship has provided or made available to Columbia copies of all of the Stewardship Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of the Stewardship Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws. The financial information contained in the Stewardship Bank Call Reports complied with all accounting principles and pronouncements adopted by the Financial Accounting Standards Board relating to quarterly Consolidated Reports of Condition and Income.

4.11         Ownership of Equity Interests in Stewardship Bank and of Certain Statutory Trust Securities; Off Balance Sheet Arrangements.

(a)          Stewardship owns all of the issued and outstanding shares of Stewardship Bank Common Stock and the Statutory Trust Securities that are common securities, free and clear of any Encumbrances. Stewardship Bank owns all of the issued and outstanding shares of common stock or membership interests, as applicable, in each Stewardship Bank Subsidiary. Except as set forth on Schedule 4.11(a), and except for the Stewardship Bank Common Stock owned by Stewardship, none of the Stewardship Entities owns any stock, limited liability company membership units, partnership interests or any other equity security issued by any Person, except securities owned by Stewardship Bank in the Ordinary Course of Business.

(b)          None of the Stewardship Entities is a party to or member or partner of, or has any commitment to become a party to or member or partner of, any joint venture, off balance sheet limited liability company, off balance sheet partnership or any similar off balance sheet entity, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or of any material Liabilities of, any Stewardship Entities.

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4.12         Books and Records.

(a)          The books of account of each Stewardship Entity are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of each Stewardship Entity, and each document upon which entries in books and records of each Stewardship Entity are based is complete and accurate in all material respects.

(b)          Each Stewardship Entity maintains a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements of such Stewardship Entity.

(c)          Since January 1, 2015, (A) no Stewardship Entity nor, to the Knowledge of Stewardship, any director, officer, manager, employee, auditor, accountant or representative of any Stewardship Entity, has received notice (whether written or oral) of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Stewardship Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Stewardship Entity has engaged in questionable accounting or auditing practices, and (B) no attorney representing any Stewardship Entity, whether or not employed by such Stewardship Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any Stewardship Entity or its respective officers, directors, members, employees or agents to the Board of Directors of such Stewardship Entity or other any committee thereof or, to the Knowledge of Stewardship, to any officer or director of such Stewardship Entity.

(d)          The minute books and stock or equity records of each Stewardship Entity, all of which have been made available to Columbia, except to the extent prohibited by applicable Law, are correct in all material respects. The minute books of each Stewardship Entity contain accurate records of all meetings held and actions taken by the holders of stock or other equity interests, the Boards of Directors and committees of the Boards of Directors of each Stewardship Entity (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or committees), and no meeting of any such holders, Boards of Directors or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other or committees). At the Closing, all such books and records will be in the possession of Stewardship.

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4.13         No Material Adverse Changes. Since the date of the Latest Stewardship Balance Sheet, there has been no change in, and no event, occurrence or development in the business of any Stewardship Entity that, taken individually or as a whole and together with any other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on Stewardship or materially adversely affect the consummation of the transactions contemplated hereby.

4.14         Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Stewardship Balance Sheet, the Related Stewardship Statements or on Schedule 4.14, since December 31, 2018, none of the Stewardship Entities has:

(a)          issued or sold any of its equity securities, membership units, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities or membership units, or any bonds or other securities, except deposit and other bank obligations and investment securities in the Ordinary Course of Business;

(b)          redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock, membership units or other securities;

(c)          split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock, membership units or other securities of such Stewardship Entity;

(d)          incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and, in the case of Stewardship Bank, consistent with safe and sound banking practices;

(e)          discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and, in the case of Stewardship Bank, consistent with safe and sound banking practices;

(f)          mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except for (i) Permitted Encumbrances and (ii) pledges of assets to secure public funds deposits;

(g)          sold, transferred or otherwise disposed of any of its assets or canceled any material Indebtedness or claims or waived any rights of material value, other than sales of assets disposed of for fair value in the Ordinary Course of Business since December 31, 2018 in accordance with prudent banking practices;

(h)          suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on Stewardship;

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(i)          made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business or as required by an existing Contract with any such director, officer, employee, group of employees or consultant, in each case as is set forth on Schedule 4.14(i);

(j)          made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;

(k)          made any single or group of related capital expenditures or commitments therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $100,000 for any individual lease or involves more than $150,000 for any group of related leases in the aggregate;

(l)          acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to any Stewardship Entity;

(m)          taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)          made any change in its accounting methods or practices, other than changes required by Law made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as Stewardship Bank; or

(o)          made, modified or revoked any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any material Taxes;

(p)          reversed any amount of its previously established ALLL;

(q)          purchased any investment securities or sold any securities in its investment portfolio other than in the Ordinary Course of Business; or

(r)          agreed to do any of the foregoing.

4.15         Properties.

(a)          None of the Stewardship Entities owns any real properties classified as OREO.

(b)          The real properties owned by, or demised by the leases to, Stewardship and Stewardship Bank are listed on Schedule 4.15(b), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which Stewardship or Stewardship Bank remains liable (collectively, the “Real Property”)), used or occupied by Stewardship or Stewardship Bank in connection with their respective business operations.

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(c)          Stewardship or Stewardship Bank owns good and marketable title to each parcel of real property identified on Schedule 4.15(c)(i) as being owned by Stewardship or Stewardship Bank (collectively, the “Owned Real Property”), free and clear of any Encumbrance, except for Permitted Encumbrances. Stewardship or Stewardship Bank possesses a valid leasehold interest in each parcel of real property identified on Schedule 4.15(c)(ii) as being demised by lease to Stewardship or Stewardship Bank (collectively, the Leased Real Property”), free and clear of any Encumbrances, except for Permitted Encumbrances. The Owned Real Property and the Leased Real Property are collectively referred to herein as the “Operating Real Property.”

(d)          Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by Stewardship or Stewardship Bank on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. To the Knowledge of Stewardship, (i) neither Stewardship nor Stewardship Bank is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and (ii) neither Stewardship nor Stewardship Bank has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. To the Knowledge of Stewardship, the buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. To the Knowledge of Stewardship, there are no improvements contemplated to be made or required by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property.

(e)          Each of Stewardship and Stewardship Bank has good and marketable title to, or a valid leasehold interest in, the machinery, equipment and other tangible assets and properties used by it, located on the Operating Real Property or shown in the Latest Stewardship Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Stewardship Balance Sheet.

(f)          To the Knowledge of Stewardship, all of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of Stewardship or Stewardship Bank are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of Stewardship and Stewardship Bank owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

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4.16         Intellectual Property.

(a)          Each Stewardship Entity owns or has secured valid and binding licenses and other rights to use all Intellectual Property that is listed and described on Schedule 4.16(a) (other than commercially available “shrink wrap” or “click wrap” licenses), and none of the Stewardship Entities has received any written notice since January 1, 2015 alleging invalidity of its rights in any Intellectual Property or alleging infringement of the rights of any Person in any proprietary material or information. Each Stewardship Entity owns or has a valid right to use the Intellectual Property, free and clear of all liens (except any restrictions set forth in Contracts relating to any licensed Intellectual Property), and has performed all the obligations required to maintain its ownership or right to use the Intellectual Property and is not in default under any Contract relating to any of the Intellectual Property. To the Knowledge of Stewardship, such Intellectual Property is valid and enforceable.

(b)          (i) Each Stewardship Entity owns or is validly licensed to use (in each case, free and clear of any Encumbrances, except any restrictions set forth in Contracts relating to any licensed Intellectual Property) all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Stewardship, the use of any Intellectual Property by each Stewardship Entity and the conduct of their respective businesses as currently conducted does not infringe or otherwise violate the legal rights of any Person; (iii) to the Knowledge of Stewardship, no Person is challenging, infringing on or otherwise violating any right of any Stewardship Entity with respect to any of the Intellectual Property owned by and/or licensed by such Stewardship Entity; (iv) none of the Stewardship Entities has received any written notice since January 1, 2015 of any Litigation against such Stewardship Entity with respect to any Intellectual Property used by such Stewardship Entity; and (v) to the Knowledge of Stewardship, none of the Stewardship Entities is aware of any facts or circumstances that would give rise to any Litigation against any Stewardship Entity with respect to Intellectual Property.

4.17         Environmental Matters.

(a)          As used in this Section 4.17, the following terms have the following meanings:

(i)          “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization required under applicable Environmental Law, or any actions necessary to comply with any Environmental Law.

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(ii)         “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)        “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, odor, vapor, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that would reasonably be expected to cause any injury to human health or safety or to the environment or would reasonably be expected to subject the owner or operator of the Real Property to any Environmental Costs or Liability under any Environmental Law.

(iv)        “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other similar list, schedule, log, inventory or record, however defined under Environmental Law, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)         “Regulatory Action” means any Litigation with respect to any Stewardship Entity brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)        “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined under Environmental Law, whether intentional or unintentional, of any Hazardous Material.

(vii)       “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)          No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of Stewardship, threatened against any Stewardship Entity.

(c)          Except as set forth on Schedule 4.17(c), to the Knowledge of Stewardship, none of the Owned Real Property or Leased Real Property is listed on a List.

(d)          To the extent of any transfer, transportation or disposal of Hazardous Materials by any Stewardship Entity to properties not owned, leased or operated by Stewardship or Stewardship Bank, such transfer, transportation or disposal has been in compliance with applicable Environmental Law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect on any Stewardship Entity; and none of the Stewardship Entities has transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

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(e)          Except as set forth on Schedule 4.17(e), to the Knowledge of Stewardship, no Owned Real Property has ever been used as a landfill, dump or other similar disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)          Except as set forth on Section 4.17(f), to the Knowledge of Stewardship, there has not been any Release of any Hazardous Material by any Stewardship Entity, or any Person under their respective control, or by any other Person, on, under, about, from or in connection with the Owned Real Property of Stewardship Bank, including the presence of any Hazardous Materials that have come to be located on or under the Owned Real Property of Stewardship Bank from another location.

(g)          The Operating Real Property of Stewardship Bank has been so used and operated by Stewardship Bank in compliance in all material respects with all applicable Environmental Laws.

(h)          Each of the Stewardship Entities has obtained all Governmental Authorizations required under Environmental Laws necessary for the operations of such Stewardship Entities, except where the failure to obtain such Governmental Authorizations would not reasonably be expected to have a Material Adverse Effect on any Stewardship Entity. Such Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of the Stewardship Entities has filed all reports and notifications required to be filed under and pursuant to such Governmental Authorizations, except to the extent the failure to file any such report or notification would not reasonably be expected to have a Material Adverse Effect on any Stewardship Entity.

(i)          To the Knowledge of Stewardship, none of the Owned Real Property contains asbestos, urea, formaldehyde or radon at such levels or in such conditions requiring abatement, removal or mitigation under applicable Environmental Law. Except as set forth on Schedule 4.17(i), to the Knowledge of Stewardship, no aboveground or underground storage tanks are located on or under the Owned Real Property, or have been located on or under the Owned Real Property, and then subsequently been removed or filled.

(j)          Except as set forth on Schedule 4.17(i) and Schedule 4.17(j), no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Owned Real Property of Stewardship Bank by any Stewardship Entity, or, to the Knowledge of Stewardship, any other Person.

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(k)          No Stewardship entity has incurred any material expenditure to comply with any Environmental Law in connection with the operation of the Owned Real Property and, on this basis, Stewardship Bank would not reasonably expect that any material expenditure will be required in order for Columbia or Columbia Bank to comply with any Environmental Law in effect at the time of Closing in connection with the continued operation of the Owned Real Property of Stewardship Bank in a manner consistent with the present operation thereof.

(l)          No Encumbrance has been attached or filed against any Stewardship Entity in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.18         Community Reinvestment Act. Stewardship Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and Stewardship has not been advised of, and has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause Stewardship or Stewardship Bank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Regulatory Authority of lower than “satisfactory.”

4.19         Information Security.

(a)          Since January 1, 2015, to the Knowledge of Stewardship, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of Stewardship or Stewardship Bank (“Stewardship Customer Information”) that could result in substantial harm or inconvenience to such customer. Stewardship has not been advised of, and has no reason to believe that, any facts or circumstances exist that would cause Stewardship or Stewardship Bank to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any relevant federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999.

(b)          The financial records, systems, controls, data and information of each of the Stewardship Entities are recorded, stored, maintained and operated in a manner (including via any electronic, mechanical or photographic process, whether computerized or not) that is under the exclusive ownership and direct control of Stewardship Entities or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the Stewardship system of internal accounting controls.

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(c)          All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the businesses of each of the Stewardship Entities (collectively, “Stewardship IT Systems”) have been properly maintained by technically competent personnel, in accordance with industry standards, to ensure proper operation, monitoring and use. The Stewardship IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business. None of the Stewardship Entities has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Stewardship IT Systems. To the Knowledge of Stewardship, neither Stewardship nor any of the Stewardship Entities has suffered within the past three (3) years any breach in security that has permitted unauthorized access to the Stewardship IT Systems or to the Stewardship Customer Information. The Stewardship Entities have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of its business. None of the Stewardship Entities is in breach of any Material Contract related to any Stewardship IT Systems.

4.20         Tax Matters.

(a)          Each of the Stewardship Entities (i) has timely filed or has had timely filed on its behalf (taking into account any extension of time within which to file) each Return required to be filed or sent by it to any Taxing Authority in respect of any Taxes, each of which was correctly completed in all material respects and accurately reflected any material Liability for Taxes of the relevant Stewardship Entity, and any Affiliate of such entity, covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on the books of account of the Stewardship Entities, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)          Each of the Stewardship Entities has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)          There are no Encumbrances for Taxes upon any assets of any of the Stewardship Entities, except Permitted Encumbrances.

(d)          None of the Stewardship Entities has requested any extension of time within which to file any Return, which Return has not since been filed.

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(e)          No deficiency for any Taxes has been proposed, asserted or assessed against any of the Stewardship Entities that has not been resolved and paid in full. No waiver, extension or comparable consent given by any of the Stewardship Entities regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. Except as set forth on Schedule 4.20(e), there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of any of the Stewardship Entities for any Tax year subsequent to the year ended December 31, 2015, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any of the Stewardship Entities by any Taxing Authority regarding any such Tax audit or other proceeding, nor, to the Knowledge of Stewardship, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of any of the Stewardship Entities. None of the Stewardship Entities has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)          To the Knowledge of Stewardship, no additional Taxes will be assessed against any of the Stewardship Entities for any Tax period or portion thereof ending on or prior to the Effective Time that will exceed the estimated reserves for such Taxes established by the Stewardship Entities. To the Knowledge of Stewardship, there are no unresolved questions, claims or disputes concerning the Liability for Taxes of any of the Stewardship Entities.

(g)          Schedule 4.20(g) lists all federal, state, local and foreign income Returns filed with respect to the Stewardship Entities for taxable periods ended on or after December 31, 2015, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of each of the Stewardship Entities, as filed with the Internal Revenue Service and all state or local Tax jurisdictions for the years ended December 31, 2015, 2016 and 2017 have been provided or made available to Columbia.

(h)          To the Knowledge of Stewardship, none of the Stewardship Entities has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has any of the Stewardship Entities received notice from a Taxing Authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)          Except as set forth on Schedule 4.20(i), none of the Stewardship Entities is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by any of the Stewardship Entities or any other Person that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)          None of the Stewardship Entities will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a taxable period prior to the Effective Time but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Effective Time any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Effective Time) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax Law.

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(k)          No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to any of the Stewardship Entities which would be binding following the Effective Time, and no such agreements or rulings have been applied for by any Stewardship Entity and are currently pending.

(l)          Except as set forth on Schedule 4.20(l), none of the Stewardship Entities is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes).

(m)          Neither Stewardship nor Stewardship Bank has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)          None of the Stewardship Entities (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was Stewardship) or (ii) has any Liability for the Taxes of any Person (other than Stewardship or Stewardship Bank) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)          None of the Stewardship Entities constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code that (i) took place during the two (2) year period ending on the date of this Agreement or (ii) could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)          None of the Stewardship Entities has engaged in any transaction that is subject to disclosure under Treasury Regulation Section 1.6011-4 or 1.6011-4T, or has participated in any “confidential corporate tax shelter” (within the meaning of Treasury Regulation Section 301.6111-2(a)(2)) or a “potentially abusive tax shelter” (within the meaning of Treasury Regulation Section 301.6112-1(b)).

(q)          None of the Stewardship Entities has a “permanent establishment” in any country other than the United States, as such term is defined under any applicable Tax treaty between the United States and such other country.

(r)          No power of attorney granted by any of the Stewardship Entities relating to Taxes is currently in force.

(s)          Each of the Stewardship Entities reported all transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) on the relevant Returns in a manner for which there is substantial authority, or adequately disclosed such transactions on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

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(t)          There is no Contract, plan or arrangement, including this Agreement, pursuant to which any current or former employee of any of the Stewardship Entities would be entitled to receive any payment as a result of the transactions contemplated by this Agreement that would not be deductible under Section 404 or 162(m) of the Code.

(u)          Except as set forth on Schedule 4.20(u), none of the Stewardship Entities has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(v)         No property of any Stewardship Entity is (i) property that the relevant Stewardship Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(w)          None of the Indebtedness of any Stewardship Entity constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

4.21         Contracts and Commitments.

(a)          Schedule 4.21(a) lists the following Contracts to which any Stewardship Entity is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.21(a), the “Material Contracts”):

(i)          any employment, agency, collective bargaining Contract or consulting or independent contractor Contract;

(ii)         any written or oral Contract relating to any severance pay for any Person;

(iii)        any written or oral Contract creating, modifying, memorializing or otherwise related to any obligation of any Stewardship Entity upon a change of control;

(iv)        any Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date thirty (30) days or less after the purchase date;

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(v)         any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which, in each case, is not entered into in the Ordinary Course of Business and is either not terminable by it on thirty (30) days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

(vi)        any Contract containing exclusivity, noncompetition or non-solicitation provisions or that would otherwise prohibit any of the Stewardship Entities from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vii)       any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(viii)      any Contract for capital expenditures in excess of $50,000;

(ix)         any partnership, joint venture, limited liability company, shareholder, investor rights or other similar Contract or arrangement;

(x)          any Contract with a Governmental Entity, other than with respect to deposit accounts entered into in the Ordinary Course of Business;

(xi)         any Contract pursuant to which any of the Stewardship Entities grants or makes available, or is granted or receives, any license, or other right requiring an expenditure in excess of $50,000 during the term of such Contract, with respect to any material Intellectual Property in each case that is reasonably necessary to operate the businesses of such Stewardship Entity in the Ordinary Course of Business consistent, in the case of Stewardship Bank, with safe and sound banking practices (other than non-exclusive licenses to commercially available software);

(xii)        any Contract relating to Indebtedness of more than $250,000 of any of the Stewardship Entities (other than, in the case of Stewardship Bank, deposit agreements: (A) entered into in the Ordinary Course of Business consistent with safe and sound banking practices and on the same terms as those contained in the standard deposit agreement of Stewardship Bank; and (B) evidencing deposit Liabilities of Stewardship Bank);

(xiii)       any Contract with an indemnity obligation of such Stewardship Entity that could result in Liability to such Stewardship Entity in excess of $50,000; and

(xiv)      any other Contract material to the businesses of the Stewardship Entities, taken as a whole, which is not entered into in the Ordinary Course of Business.

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(b)          Except as disclosed on Schedule 4.21(b), (i) each of the Stewardship Entities has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.21(a), and none of the Stewardship Entities is in receipt of any claim of default under any Contract or commitment set forth on Schedule 4.21(a), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Stewardship Entities or materially adversely affect the consummation of the transactions contemplated hereby; (ii) none of the Stewardship Entities has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.21(a); and (iii) to the Knowledge of Stewardship, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.21(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on the Stewardship Entities or materially adversely affect the consummation of the transactions contemplated hereby.

4.22         Litigation. Schedule 4.22 lists all Litigation pending or, to the Knowledge of Stewardship, threatened against any of the Stewardship Entities, any present or former officer, director or employee of any Stewardship Entity (relating to their capacity as such) or any Person for whom such Stewardship Entity may be liable or to which any of its respective properties or assets may be subject. To the Knowledge of Stewardship, there are no facts which could reasonably be expected to give rise to any Litigation described in the first sentence of this Section 4.22. Schedule 4.22 also lists each Governmental Order to which any Stewardship Entity is subject. None of the matters set forth on Schedule 4.22, individually or in the aggregate, (i) would reasonably be expected to have a Material Adverse Effect on the Stewardship Entities or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

4.23         No Brokers or Finders. Except as provided in the engagement letter dated February 25, 2019 between Stewardship and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Stewardship Entity.

4.24         Employees.

(a)          Schedule 4.24(a) lists (i) each employee of each of the Stewardship Entities as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) the Stewardship Entity that employs such employee, (iii) the date of commencement of the employee’s employment, (iv) the employee’s position and/or title, (v) whether such employee is full-time, part-time or on temporary status, (vi) whether such employee is an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state Law, (vii) whether the employee is a salaried or hourly employee, (viii) the employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (ix) the number of hours of PTO, vacation time, and/or sick time that the employee has accrued as of the date hereof and the aggregate dollar amount thereof, and (x) whether such employee has any written or oral Contract with Stewardship or Stewardship Bank or otherwise is other than an employee at-will.

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(b)          Except as set forth on Schedule 4.24(b), each of the Stewardship Entities has complied in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including those Laws relating to the classification of employees as exempt or non-exempt employees, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any federal, state or local Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and Stewardship is not aware of any facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.

(c)          Each of the Stewardship Entities properly has maintained all insurance related to the employment of any Stewardship Employee, including workers’ compensation and unemployment insurance coverage, to the extent required by any Law. There are no workers’ compensation or unemployment claims pending against any of the Stewardship Entities or, to the Knowledge of Stewardship, any facts that would reasonably be expected to give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims.

(d)          To the Knowledge of Stewardship, no employee of any of the Stewardship Entities is subject to any secrecy or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of such Stewardship Entity as currently conducted.

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(e)          Schedule 4.24(e) lists each employee of each of the Stewardship Entities as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that any of the Stewardship Entities provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Departments”) in the application for such Work Permit was true and complete. Each of the Stewardship Entities received the appropriate notice of approval from the Departments with respect to each such Work Permit. None of the Stewardship Entities has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of Stewardship, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth on Schedule 4.24(e), no employee of any Stewardship Entity is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of any of the Stewardship Entities hired after November 6, 1986, such Stewardship Entity has completed an Immigration and Naturalization Service Form I-9 in accordance with applicable Law and retained such Form I-9 for the time period required by applicable Law.

(f)          Except as set forth on Schedule 4.24(f), to the Knowledge of Stewardship, the employment of all Stewardship Employees who were terminated within the three (3) years prior to the Effective Time was terminated in accordance with any applicable contract terms and applicable Law, and neither Stewardship nor Stewardship Bank has any Liability under any Contract or applicable Law applicable to any such terminated employee. Except as set forth on Schedule 4.24(e), the transactions contemplated by this Agreement will not cause Stewardship or Stewardship Bank to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(g)          Neither Stewardship nor Stewardship Bank is subject to any outstanding Governmental Order requiring any action with respect to or related to the employment of any employees, or the engagement of any independent contractors or consultants, including any temporary, preliminary or permanent injunction.

(h)          All loans that Stewardship or Stewardship Bank have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with Stewardship or Stewardship Bank, and all such loans with a principal balance exceeding $50,000, or that are nonaccrual or on Stewardship Bank’s watch list, are set forth on Schedule 4.24(h)

(i)          No employee of any Stewardship Entity is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(j)          No Litigation is pending or, to the Knowledge of Stewardship, threatened between any Stewardship Entity, on the one hand, and respecting or involving any current employee or any former employee of the Stewardship Entities, any independent contractor or consultant of the Stewardship Entities, or any class or collective of any of the foregoing, on the other hand, including any Litigation in or before:

(i)          any federal or state court;

(ii)         the Equal Employment Opportunity Commission or any corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

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(iii)        the United States Department of Labor or any corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iv)        the Occupational Safety and Health Administration or any corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(v)         the Office of Federal Contract Compliance or any corresponding state agency;

(vi)        the Internal Revenue Service or any corresponding state agency;

(vii)       the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation; and/or

(viii)      any New Jersey or other state Governmental Entity.

and, to the Knowledge of Stewardship, there are no facts that would reasonably be expected to form a basis for any such Litigation.

(k)          Each of the Stewardship Entities properly has classified all Stewardship Employees, as exempt or non-exempt for purposes of the Fair Labor Standards Act and/or any corresponding state Law;

(l)          Each of the Stewardship Entities properly has classified all independent contractors for purposes of the Fair Labor Standards Act and/or any corresponding state Law;

(m)          Each of the Stewardship Entities has paid in full to all Stewardship Employees all wages, salaries, bonuses and commissions due and payable to such employees under any contract or Law, and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees, and has withheld and paid all amounts required by Law to be withheld and paid from the compensation paid to Stewardship Employees, as Taxes or otherwise, and is not liable for any arrears of wages or Taxes or any penalties for failure to comply with the foregoing;

(n)          Except as set forth on Schedule 4.24(n), there has been no lay-off of employees or work reduction program undertaken by or on behalf of any Stewardship Entity in the past two (2) years, including any termination program for purposes of the Age Discrimination in Employment Act or any plant closing or mass layoff for purposes of the WARN Act, and no such program has been adopted by any Stewardship Entity or been publicly announced. Except as set forth on Schedule 4.24(n), all Stewardship Employees subject to any such lay-offs or work reduction programs have executed agreements releasing the Stewardship Entities from liabilities relating to their employment or termination thereof with any Stewardship Entities;

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(o)          Except as set forth on Schedule 4.24(o), none of the Stewardship Entities is obligated by, or on notice of, any Governmental Order, related to the garnishment of wages for any Stewardship Employee; and

(p)          Each of the Stewardship Entities has implemented commercially reasonable policies and practices for the protection of confidential and proprietary business information, including Intellectual Property.

4.25         Employee Benefit Plans.

(a)          Schedule 4.25(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be Tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any Stewardship or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of Stewardship, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)          Schedule 4.25(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five (5) years) under common control with the Stewardship Entities within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five (5) years) in an affiliated service group with the Stewardship Entities within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five (5) years) the legal employer of Persons providing services to the Stewardship Entities as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which the Stewardship Entities is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

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(c)          The Stewardship Entities have made available to Columbia true and complete copies of: (i) the most recent determination letter, if any, received by the Stewardship Entities from the Internal Revenue Service regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any; and (viii) any correspondence with any governmental agency (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC).

(d)          Schedule 4.25(d) identifies each employee of the Stewardship Entities who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)          With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.25(e) identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)          (i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter or a favorable opinion letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been maintained and administered (both in form and operation) materially in accordance with the documents and instruments governing the Plans and the Law; (v) all reports and filings with governmental agencies (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects; and (vii) each of the Stewardship Entities has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

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(g)          (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been timely made in accordance with applicable Law, (ii) a proper accrual has been made on the books of account of the Stewardship Entities for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) the Stewardship Entities have no liabilities with respect to any Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, and (v) to the Knowledge of Stewardship, none of the Stewardship Entities has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating.

(h)          Except as disclosed on Schedule 4.25(h):

(i)          no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)         the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)        the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of the Stewardship Entities to severance pay, or any other payment, benefit or award (excluding any unemployment benefits that may be payable by a Governmental Entity to an employee whose employment terminates close in time to the consummation of the transactions contemplated by this Agreement), or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)        None of the Stewardship Entities has been notified that any Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC;

(v)         to the Knowledge of Stewardship, none of the Stewardship Entities has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

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(vi)        with respect to the Plans, to the Knowledge of Stewardship, none of the Stewardship Entities has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(i)          Except as disclosed on Schedule 4.25(i):

(i)          all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of the Stewardship Entities;

(ii)         no condition, Contract or Plan provision limits the right of the Stewardship Entities to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)        none of the Stewardship Entities has any liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans identified on Schedule 4.25(i), or (B) health care continuation benefits described in Section 4980B of the Code.

(j)          Each Plan, or other nonqualified deferred compensation plan of the Stewardship Entities, that is subject to Section 409A of the Code has been designed and has been administered in compliance in all material respects with Section 409A and the Treasury Regulations thereunder.

(k)          Each Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is and has been in compliance with the applicable terms of the Affordable Care Act. Each Stewardship Entity and each Commonly Controlled Entity offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Plan that is also a “group health plan” under the Affordable Care Act is operated in compliance with:

(i)          market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;

(ii)         fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420;

(iii)        income exclusion provisions under Code Sections 105, 106 and 125;

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(iv)        information reporting rules as set forth under Sections 6051(a)(14), 6055 and 6056 of the Code; and

(v)         standards for electronic transactions and operating rules under Sections 1171 and 1173 of the Social Security Act.

4.26         Insurance. Schedule 4.26 hereto lists each insurance policy and bond maintained by each of the Stewardship Entities with respect to its properties and assets, or otherwise. Prior to the date hereof, Stewardship has provided or made available to Columbia complete and accurate copies of each of the insurance policies and bonds described on Schedule 4.26. All such insurance policies and bonds are in full force and effect, all claims thereunder have been filed in a due and timely manner and, to the Knowledge of Stewardship, no such claim has been denied, and none of the Stewardship Entities is in default with respect to its obligations under any of such insurance policies. There is no claim by any of the Stewardship Entities pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

4.27         Affiliate Transactions. Except as set forth on Schedule 4.27, none of the Stewardship Entities, nor any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof will mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement with Stewardship or Stewardship Bank or any other Contract with any of the Stewardship Entities (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any of the Stewardship Entities. Stewardship Bank is in full compliance with Regulation W of the FRB with respect to any transactions between Stewardship Bank and its Affiliates.

4.28         Compliance with Laws; Permits.

(a)          Except as set forth on Schedule 4.28(a), each of the Stewardship Entities is, and at all times since January 1, 2015 has been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including (to the extent applicable) the Exchange Act, the Sarbanes-Oxley Act, the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Truth in Lending Act, the Fair Credit Reporting Act, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks and banking; and no claims have been filed by any Governmental Entity against any Stewardship Entity alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.

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(b)          Since January 1, 2015, neither Stewardship nor Stewardship Bank has been advised of, and has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause Stewardship or Stewardship Bank to be deemed to be operating in material violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c)          Since January 1, 2015, each of the Stewardship Entities has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Stewardship.

(d)          Neither Stewardship nor Stewardship Bank nor any of their respective properties is a party to or is subject to any Governmental Order, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Stewardship or Stewardship Bank adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator. Stewardship and Stewardship Bank have paid all assessments made or imposed by any Bank Regulator.

(e)          Neither Stewardship nor Stewardship Bank has been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Governmental Order, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(f)          (i) No Governmental Entity has initiated since December 31, 2015 or has pending any proceeding, enforcement action or, to the Knowledge of Stewardship, investigation or inquiry into the business, operations, policies, practices or disclosures of any Stewardship Entity (other than normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business), or, to the Knowledge of Stewardship, threatened any of the foregoing, and (ii) there is no material unresolved violation with respect to any report or statement relating to any examinations or inspections of Stewardship or Stewardship Bank.

(g)          None of the Stewardship Entities has performed any services, or has entered into an agreement with a third party to provide any services, that would (i) require such Stewardship Entity to be regulated by or registered under any broker-dealer Laws, or (ii) require such Stewardship Entity to be registered under the Investment Advisers Act of 1940, as amended, or regulated by the SEC thereunder.

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(h)          Stewardship Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.

4.29         Fiduciary Accounts. None of the Stewardship Entities acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor). To the Knowledge of Stewardship, Stewardship Bank has complied with its fiduciary duties in acting as trustee or custodian for any individual retirement deposit accounts as required by Law or any Contracts relating to such accounts.

4.30         Interest Rate Risk Management Instruments.

(a)          Schedule 4.30(a) sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Stewardship or Stewardship Bank is a party or by which any of their properties or assets may be bound, except for adjustable rate loans made by Stewardship Bank to customers in the Ordinary Course of Business. Stewardship has provided or made available to Columbia true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)          All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Stewardship or Stewardship Bank is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of Stewardship and Stewardship Bank has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Stewardship, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.31         No Guarantees. No Liability of any Stewardship Entity is guaranteed by any other Person, nor has any Stewardship Entity guaranteed the Liabilities of any other Person.

4.32         Regulatory Approvals. To the Knowledge of Stewardship, there is no fact or circumstance relating to it or Stewardship Bank that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained.

4.33         Fairness Opinion. Stewardship has received an opinion from Sandler O’Neill addressed to the Board of Directors of Stewardship to the effect that, as of the date of such opinion, and based upon the assumptions, qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of Stewardship Common Stock. Stewardship has obtained the authorization of Sandler O’Neill to include a copy of its fairness opinion in the Proxy Statement.

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4.34         Transactions in Securities. All offers and sales of capital stock or debt instruments of Stewardship by Stewardship (including offers and sales pursuant to the Stewardship Equity Incentive Plan and the Stewardship Dividend Reinvestment Plan) were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act and any applicable state securities Laws.

4.35         Registration Obligation. None of the Stewardship Entities is under any obligation pursuant to any Contract or otherwise to register any of their respective securities under the Securities Act.

4.36         No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Stewardship in this Article 4, neither Stewardship nor any other Person makes any express or implied representation or warranty with respect to the Stewardship Entities or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Stewardship hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Stewardship nor any other Person makes or has made any representation or warranty to Columbia or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Stewardship Entities or their respective businesses, or (ii) except for the representations and warranties made by Stewardship in this Article 4, any oral or written information presented to Columbia or any of its Affiliates or representatives in the course of their due diligence investigation of Stewardship, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Stewardship acknowledges and agrees that neither Columbia nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1           Conduct of Business. From the date of this Agreement through the Effective Time, unless Columbia will otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1, or as required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity:

(a)          the businesses of each Stewardship Entity will be conducted only in, and none of the Stewardship Entities will take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

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(b)          each of the Stewardship Entities will (i) use reasonable best efforts to preserve its business organization and goodwill, and keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Columbia to report operational matters and the general status of ongoing operations as reasonably requested by Columbia and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by Stewardship in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)          none of the Stewardship Entities will, directly or indirectly,

(i)          amend or propose to amend its Charter or Bylaws;

(ii)         issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any grants to employees or directors of restricted stock or other stock rights except as is set forth on Schedule (c)(ii), or any bonds or other securities, except deposit and other bank obligations in the Ordinary Course of Business;

(iii)        redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock or membership units of or any other ownership interest in any Stewardship Entity;

(iv)        split, combine or reclassify any outstanding shares of capital stock of Stewardship or Stewardship Bank, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of Stewardship or Stewardship Bank or the Stewardship Bank Subsidiaries, except that (a) Stewardship will be permitted to pay a regular quarterly cash dividend on the shares of Stewardship Common Stock, not to exceed $0.03 per share, consistent with past practices with respect to the payment of dividends in fiscal year 2018 and (b) Stewardship Bank will be permitted to pay dividends on the shares of Stewardship Bank Common Stock;

(v)         except with regard to deposits and certificates of deposit undertaken in the Ordinary Course of Business, incur any amount of material Indebtedness with a term greater than one (1) year;

(vi)        discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except in the Ordinary Course of Business;

(vii)       sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, however, that any such sale, assignment or transfer of any Operating Real Property will not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

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(viii)      cancel any material Indebtedness or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)         acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or any Real Property or assets or deposits that are material to the Stewardship Entities, except in exchange for Indebtedness previously contracted, including OREO;

(x)          make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable over the term of such lease of more than $50,000 for any individual lease or involves more than $75,000 for any group of related leases in the aggregate; or

(xi)         change any of its methods of accounting in effect on the date of the Latest Stewardship Balance Sheet, other than changes required by GAAP or regulatory accounting principles;

(xii)        cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)       enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or employee, except (A) for routine annual salary increases of up to 3.25% of base salary in the Ordinary Course of Business; (B) as may be required by an existing Contract listed on Schedule 5.1(c)(xiii) with such director, officer or employee, or (C) for entering into an employment arrangement, after consultation with Columbia, to fill vacancies that may arise from time to time in the Ordinary Course of Business at an annual rate of salary commensurate with the employee being replaced;

(xiv)      enter into or modify any independent contractor or consultant Contract with a term of more than one (1) year that requires any payments by a Stewardship Entity in excess of $25,000 during such term;

(xv)       terminate the employment of any Stewardship Employee, other than for cause as determined by Stewardship or in accordance with Stewardship’s established practices and in the Ordinary Course of Business;

(xvi)      terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law;

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(xvii)     make, modify or revoke any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes, file any amended Returns;

(xviii)    incur an indemnity obligation of more than $100,000;

(xix)       enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.1(c);

(xx)        except for loans approved by Stewardship Bank prior to the date of this Agreement and set forth on Schedule 5.1(c)(xx), (A) extend credit or enter into any Contracts binding Stewardship Bank to extend credit except in a manner consistent with past practice and in accordance with the lending practices of Stewardship Bank as disclosed to Columbia, and Stewardship Bank will not extend credit or enter into any Contracts binding it to extend credit in an amount in excess of $250,000 on an unsecured basis and $750,000 on a secured basis (or, in the case of borrowers with loans listed on the watch list of Stewardship Bank, to extend any additional credit to such borrowers), without first providing Columbia (at least five (5) Business Days prior to extending such credit or entering into any Contract binding Stewardship Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of Stewardship Bank and the basis of the credit decision of Stewardship Bank, or (B) sell, assign or otherwise transfer any participation in any loan; or

(xxi)       purchase any investment securities or sell any securities in its investment portfolio;

(xxii)      make any additional contributions to the Atlantic Stewardship Foundation; or

(xxiii)     fulfill participant purchases of Stewardship Common Stock under the Stewardship Dividend Reinvestment Plan through the issuance of authorized and unissued shares of Stewardship or Stewardship treasury stock.

5.2           Absence of Control. It is the mutual intent of the parties that (a) Columbia shall not by reason of this Agreement be deemed to control, directly or indirectly, Stewardship or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of Stewardship or any of its Subsidiaries and (b) Stewardship shall not by reason of this Agreement be deemed to control, directly or indirectly, Columbia or any of its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of Columbia or any of its Subsidiaries.

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5.3           Access to Information; Confidentiality.

(a)          During the period from the date of this Agreement through the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, Stewardship will permit and will cause Stewardship Bank to permit Columbia full access upon reasonable prior notice and during reasonable business hours to the properties of such Stewardship Entities, and will disclose and make available (together with the right to copy) to Columbia and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Columbia all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Stewardship Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any Regulatory Authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to any assets, business activities or prospects in which Columbia may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the Stewardship Entities; provided, however, that (i) the foregoing rights granted to Columbia will in no way affect the nature or scope of the representations, warranties and covenants of Stewardship set forth herein, and (ii) Stewardship will be permitted to keep confidential any information relating to legal matters, regulatory matters or the transactions contemplated by this Agreement that Stewardship reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Columbia. In addition, Stewardship will instruct the officers, employees, counsel and accountants of each of the Stewardship Entities to be reasonably available for, and respond to any questions of, such Columbia representatives during reasonable business hours and upon reasonable prior notice by Columbia to such individuals, and to cooperate fully with Columbia in planning for the integration of the businesses of the Stewardship Entities with the business of Columbia and its Affiliates.

(b)          Any confidential information or trade secrets of each of the Stewardship Entities received by Columbia, or its Representatives in connection with the Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the Stewardship NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Columbia or, at Stewardship’s request, returned to Stewardship if this Agreement is terminated as provided in Article 8. Such information will not be used by Columbia or its agents to the detriment of the Stewardship Entities, and will at all times be maintained and held in compliance with this Section 5.3(b) until the Effective Time.

(c)          In the event that this Agreement is terminated, neither Columbia nor Stewardship will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason for such termination, without the consent of the other party.

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5.4           Notice of Developments. During the period from the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, to the extent permitted by Law, Stewardship and Columbia will promptly notify the other party of any event that is reasonably expected to have a Material Adverse Effect on, or any other change in the Ordinary Course of Business of, any Stewardship Entity or Columbia, respectively. Stewardship and Columbia will promptly notify the other party in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.4 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.5           Consents and Authorizations. Stewardship will use its reasonable best efforts to obtain (at no cost to Columbia), prior to Closing, all Consents (the “Required Consents”) listed on Schedule 5.5. Stewardship acknowledges and agrees that the Required Consents are all of the Consents of Persons (other than Bank Regulators) necessary for the consummation of the transactions contemplated by this Agreement. Stewardship will keep Columbia reasonably advised of the status of obtaining the Required Consents, and Columbia will reasonably cooperate with Stewardship to obtain the Required Consents.

5.6           Tax Matters.

(a)          Each of the Stewardship Entities, at their own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by the relevant Stewardship Entity on or before the Effective Time, and timely pay all Taxes reflected thereon. All such Returns will be correct and complete in all material respects and will be prepared in accordance with past practices of the relevant Stewardship Entities, to the extent such practices comply with applicable Law. No later than fifteen (15) days prior to the due date (including extensions) for filing any income or franchise Tax Returns referred to in the foregoing sentence, the relevant Stewardship Entity will deliver such Returns to Columbia for review, comment. With respect to any Returns referred to in the first sentence of this Section 5.6(a) other than income and franchise Tax Returns, the relevant Stewardship Entity will deliver such Returns to Columbia no later than five (5) days prior to the due date (including extensions) for filing such Returns and Columbia will, at its option and in its sole discretion, have the right to review and comment with respect to such other Returns. The relevant Stewardship Entity will consider the comments of Columbia in good faith and will incorporate Columbia’s comments in each such Return prior to the filing thereof to the extent that Stewardship deems necessary; provided, however, that Stewardship will make any changes to such Returns that are required to correct obvious errors or to ensure that each Return complies with applicable Law.

(b)          Columbia, at its own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns of the Stewardship Entities required to be filed after the Effective Time; provided, however, that Stewardship shall accrue for the expense of filing such Returns relating to pre-closing tax periods prior to Closing. Columbia will prepare and file all such Returns in respect of a taxable period which ends on or prior to the Effective Time that are not required to be filed on or before the Effective Time, and all such Returns in respect of a taxable period which begins before and ends after the Effective Time, consistent with past practices of the relevant Stewardship Entities, to the extent such practices comply with applicable Law.

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(c)          Stewardship will be liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable as a result of the Merger (“Transfer Taxes”). The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Time in accordance with any available pre-sale filing procedure, and to obtain any exemption from or refund of any such Transfer Tax.

(d)          Each of the Stewardship Entities and Columbia will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 5.6 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.6, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Columbia and each of the Stewardship Entities agrees to retain all books and records with respect to Tax matters pertinent to any of the Stewardship Entities relating to any taxable period which ends on or prior to the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Columbia or its Affiliate, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority.

(e)          No party to this Agreement nor any such party’s Affiliates shall make an election under Section 338 of the Code (or any comparable provision of state or Local Law) in respect of any of the transactions contemplated by this Agreement.

5.7           No Solicitation.

(a)          Neither Stewardship nor Stewardship Bank will, and they will each use their best efforts to cause their officers, directors, employees, agents and authorized representatives (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any Stewardship Entity to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) except as otherwise permitted by Section 6.3(a), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Stewardship Shareholder Vote, this Section 5.7(a) will not prohibit Stewardship from furnishing nonpublic information regarding the Stewardship Entities to, or participating in discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to Stewardship by such Person (and not withdrawn) if (1) neither Stewardship nor any other Stewardship Entity nor any of their respective Representatives have violated any of the restrictions set forth in this Section 5.7(a), (2) the Board of Directors of Stewardship concludes in good faith, after having consulted with and considered the advice of outside counsel to Stewardship, that failure to take such action could reasonably be likely to result in a violation of its fiduciary obligations to Stewardship’s shareholders under applicable Law, (3)  prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Stewardship gives Columbia written notice of the identity of such Person and of Stewardship’s intention to furnish nonpublic information to such Person, and Stewardship receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Stewardship and (4) not later than furnishing any such nonpublic information to such Person, Stewardship furnishes such nonpublic information to Columbia (to the extent such nonpublic information has not been previously furnished by the Stewardship to Columbia). Without limiting the generality of the foregoing, Stewardship acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by Stewardship, Stewardship Bank or any Representative will be deemed to constitute a breach of this Section 5.7(a) by Stewardship.

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(b)          Stewardship will promptly (and in no event later than twenty-four (24) hours with respect to oral notice and no later than forty-eight (48) hours with respect to written notice after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) notify Columbia of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to Stewardship or Stewardship Bank (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. Stewardship will keep Columbia fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)          Stewardship and Stewardship Bank will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)          Stewardship will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which Stewardship is a party, and will enforce or cause to be enforced each such agreement at the request of Columbia.

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5.8           Columbia Forbearances. Except as expressly contemplated or permitted by this Agreement, as required by Applicable Law or at the direction of a Governmental Entity, or with the prior written consent of the Stewardship, which consent will not be unreasonably withheld, conditioned or delayed, from the date of this Agreement until the Effective Time, Columbia shall not and shall cause Columbia Bank and each of their respective Subsidiaries not to:

(a)          take any action that could reasonably be expected to adversely affect or materially delay its ability to perform its obligations under this Agreement or the consummation of the transactions contemplated hereby;

(b)          amend its charter, bylaws, or other organizational or governing documents in a manner that could materially impede Columbia’s or Columbia Bank’s ability to consummate the transactions contemplated by this Agreement;

(c)          take any action that is intended or could reasonably be expected to result in (i) any of the representations or warranties of Columbia or Columbia Bank set forth in this Agreement being or becoming untrue at any time prior to the Effective Time or at the Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied, or (iii) a breach or violation of any provision of this Agreement; or

(d)          agree to do, make any commitment to do, or adopt any resolutions of its board of directors (or other governing body) in support of, recommending, or proposing any of the foregoing.

5.9           Stewardship Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Columbia (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Stewardship will not, and will not permit any other Stewardship Entity, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied, or (c) take any action that would render, or that reasonably would be expected to render, any representation or warranty made by Stewardship in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty.

5.10         Maintenance of ALLL. Stewardship will cause Stewardship Bank to maintain the ALLL of Stewardship Bank in compliance with GAAP and regulatory accounting principles and Stewardship Bank’s existing methodology for determining the adequacy of the ALLL, as well as the standards established by all applicable Governmental Entities and the Financial Accounting Standards Board. Stewardship agrees that the ALLL of Stewardship Bank will be adequate under all standards, and that the ALLL will be consistent with the historical loss experience of Stewardship Bank. Without limiting the generality of the foregoing, Stewardship will not permit Stewardship Bank to allow its ALLL to fall below $7,500,000 as of the Effective Time.

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5.11         Termination of Stewardship Dividend Reinvestment Plan. Within thirty (30) days after execution of this Agreement, Stewardship will take the necessary corporate action to suspend or terminate the Stewardship Dividend Reinvestment Plan and will provide the required notice of such suspension or termination to participants in the Stewardship Dividend Reinvestment Plan.

5.12         Shareholder Litigation. Stewardship shall provide to Columbia the opportunity to participate in (but not control), at Columbia’s sole expense, the defense of any litigation brought by any shareholder of Stewardship or in the name of Stewardship against Stewardship, as applicable, and/or Stewardship’s directors, officer, employees, attorneys, agents or representatives relating to any or all of the transactions contemplated by this Agreement, including the Merger (“Transaction Litigation”) and further shall not compromise, settle, come to an arrangement regarding any Transaction Litigation, or consent to the same, without requesting in writing and receiving the prior written consent of Columbia which consent Columbia agrees shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 5.12, “participate” means that Stewardship will keep Columbia apprised of pleadings and reasonably apprised in writing of proposed strategy and other significant decisions with respect to any such Transaction Litigation to the extent that the attorney-client privilege is not undermined or otherwise affected and Columbia may offer comments or suggestions with respect to the Transaction Litigation which Stewardship shall be under no obligation to accept or implement. For the avoidance of doubt, nothing contained in this Section 5.12 shall be deemed to confer any measure of control on the part of Columbia other than the reasonable consent right contained herein.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1           The Bank Merger. To the extent not previously approved, Stewardship will cause the Board of Directors of Stewardship Bank to approve the Bank Merger Agreement and the Bank Merger within three (3) Business Days of execution of this Agreement, and will vote all of the shares of Stewardship Bank Common Stock held by Stewardship in favor of approval of the Bank Merger Agreement and the Bank Merger. For the avoidance of doubt, the Bank Merger will occur immediately after the Merger, and will be conditioned upon regulatory approval and upon the Required Stewardship Shareholder Vote.

6.2           Filings and Regulatory Approvals. Columbia and Stewardship will use all reasonable best efforts and will cooperate with each other in the preparation and filing of, and Columbia will file, within thirty (30) days after the date of this Agreement, all applications or other documents required to obtain Bank Regulatory Approvals and consents from the OCC and FDIC under the Bank Merger Act, the NJDOBI under the New Jersey Banking Statute and the waiver or approval, if required, of the FRB of the Merger under the S&L Holding Company Act and the BHC Act, and any other applicable Governmental Entities, and Columbia will provide copies of the non-confidential portions of such applications, filings and related correspondence to Stewardship. Prior to filing each application or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all reasonable best efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Columbia will pay, or will cause to be paid, any applicable fees and expenses (other than those incurred by Stewardship’s outside counsel) in connection with the preparation and filing of such regulatory filings necessary to obtain the Bank Regulatory Approvals.

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6.3           Shareholder Meeting.

(a)          Stewardship will call a special meeting of its shareholders (the “Stewardship Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and will schedule such meeting based on consultation with Columbia as soon as reasonably practicable after receipt of clearance from the SEC of the Proxy Statement as set forth in Section 6.3(b), but in any event shall hold the special meeting no later than sixty (60) days after receipt of such SEC clearance . The Board of Directors of Stewardship will recommend that the shareholders approve this Agreement and the Merger (the “Stewardship Board Recommendation”), and Stewardship will use its best efforts (including soliciting proxies for such approval) to obtain the Required Stewardship Shareholder Vote. The Stewardship Board Recommendation may not be withdrawn or modified in a manner adverse to Columbia, and no resolution by the Board of Directors of Stewardship or any committee thereof to withdraw or modify the Stewardship Board Recommendation in a manner adverse to Stewardship may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required Stewardship Shareholder Vote, the Board of Directors of Stewardship may withdraw, qualify or modify the Stewardship Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.7, if the Board of Directors of Stewardship determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of Stewardship Board Recommendation”). In determining whether to make a Change of Stewardship Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of Stewardship will take into account any changes to the terms of this Agreement proposed by Columbia or any other information provided by Columbia in response to such notice. For the avoidance of doubt, nothing contained in this Agreement shall prohibit the Board of Directors of Stewardship from (i) taking and disclosing to its shareholders, as applicable, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to its shareholders, as applicable, if the Board of Directors of Stewardship determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ duties to shareholders under, or would violate applicable Law; or (iii) making accurate disclosure to its shareholders, as applicable, of factual information regarding the business, financial condition or results of operations of Stewardship or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Change of the Stewardship Board Recommendation), it being understood that any “stop, look and listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed in and of itself to be a Change of the Stewardship Board Recommendation.

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(b)          For the purposes of holding the Stewardship Shareholder Meeting, within thirty (30) days after the date of execution of this Agreement, Stewardship will prepare and file with the SEC pursuant to the Exchange Act the proxy solicitation materials (the “Proxy Statement”) that, in all material respects, shall be in such form, and contain or be accompanied by such information regarding the Stewardship Shareholder Meeting, this Agreement, the parties hereto, the Merger and other matters described herein, as is required by all applicable laws, rules and regulations, and otherwise that a reasonable shareholder of Stewardship would consider material in connection with the Stewardship Shareholder Meeting. Stewardship will provide a copy of the proposed Proxy Statement in preliminary form to Columbia for its review and comment prior to its being printed and distributed to Stewardship’s shareholders and will consider in good faith any comments provided by Columbia on the proposed Proxy Statement.

(c)          Columbia will furnish such information concerning Columbia and its Subsidiaries, including Columbia Bank, as is necessary in order to cause the Proxy Statement, insofar as it relates to Columbia and its Subsidiaries, including Columbia Bank, to be prepared in accordance with Section 6.3(b). Columbia agrees promptly to notify Stewardship if at any time prior to the Stewardship Shareholder Meeting any information provided by Columbia in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)          None of the information relating to Columbia and its Subsidiaries, including Columbia Bank, that is provided by Columbia for inclusion in the Proxy Statement will, at the time of mailing the Proxy Statement to Stewardship’s shareholders, at the time of the Stewardship Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)          None of the information relating to Stewardship and the other Stewardship Entities that is included in the Proxy Statement will, at the time of mailing the Proxy Statement to Stewardship’s shareholders, at the time of the Stewardship Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(f)          Stewardship will bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement to Stewardship’s shareholders.

6.4           Employee Matters. (a)          Columbia shall honor the Plans set forth in Stewardship’s Disclosure Letter in accordance with the terms of such Plans, except to the extent an alternative treatment is set forth in this Section 6.4. During the period commencing at the Effective Time and ending on the twelve (12) month anniversary of the Closing Date or, if shorter, during the period of employment of a Continuing Employee following the Closing, Columbia shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of the Stewardship Entities immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that provides such Continuing Employee with (i) a base salary or wage rate, as applicable, that is no less than the base salary or wage rate, as applicable, provided to the Continuing Employees prior to the Effective Time, and (ii) employee benefits that in the aggregate, are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Columbia or its Subsidiaries ; provided, however, in no event shall any Continuing Employee be eligible to participate in any frozen plan of Columbia or its Subsidiaries.

(b)          At the sole discretion of Columbia, Columbia may maintain Stewardship Bank’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Columbia determines prior to the Effective Time to terminate one or more of Stewardship Bank’s health and/or welfare plans, then at the written request of Columbia, Stewardship Bank shall adopt resolutions, to the extent required, providing that one or more of Stewardship Bank’s health and welfare plans (excluding any plans that are mutually agreed to in writing between the parties) will be terminated effective immediately prior to the Effective Time (or such later date as requested by Columbia in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements or, if termination is prohibited on the same date, the earliest possible date following that date that is not prohibited by the terms of such arrangements. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of Stewardship Bank’s health and welfare plans prior to the time such Continuing Employees and their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all similarly-situated employees of Columbia and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Columbia shall use commercially reasonable efforts to cause Continuing Employees who become covered under health (including dental and vision) plans, programs and benefits of Columbia or any of its Subsidiaries to receive credit for any co-payments and deductibles paid under Stewardship Bank’s health (including dental and vision) plans for the plan year in which coverage commences under Columbia’s health plan and to waive any pre-existing conditions under any such plans. Terminated employees of Stewardship Entities and their qualified beneficiaries will have the right to continued coverage under group health plans of Columbia in accordance with COBRA.

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(c)          Columbia shall cause each employee benefit plan of Columbia in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the employee benefit plans of Columbia (but not for purposes of benefit accrual) the service of such employees with Stewardship to the same extent as such service was credited for such purpose by Stewardship; provided, however, that such service shall not be recognized: (i) for purposes of the six (6) month waiting period for eligibility under the ESOP; (ii) to the extent that such recognition would result in a duplication of benefits under any of the Columbia Benefit Plans, or (iii) to the extent, at the sole discretion of Columbia, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time. The value of each Stewardship Employee’s unused paid time-off is set forth in Stewardship’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Columbia to terminate the employment of any Continuing Employee or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Columbia deems appropriate.

(d)          Stewardship Bank shall take all necessary and appropriate actions to cause the Stewardship Bank 401(k) Plan to be frozen as to future contributions effective immediately prior to the Effective Time and Columbia shall take all necessary and appropriate actions to allow the Continuing Employees to participate in Columbia’s 401(k) Plan on the first Columbia 401(k) Plan entry date following the Effective Time. If requested in writing by Columbia prior to Closing, Stewardship Bank will also take all necessary steps to terminate Stewardship Bank’s 401(k) Plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Columbia requests that Stewardship Bank apply for a favorable determination letter, then prior to the Effective Time, Stewardship Bank shall use commercially reasonable efforts to take all such actions as are necessary (determined in consultation with Columbia) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Columbia shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Stewardship Bank 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, Stewardship Bank, and following the Effective Time, Columbia, will adopt such amendments to the Stewardship Bank 401(k) Plan necessary to effect the provisions of this Section 6.4(d). In the event Columbia requests Stewardship Bank to submit an application to the IRS for a determination letter, Stewardship Bank 401(k) Plan participants who are terminated at or after the Closing, but prior to the receipt of the IRS determination letter, may elect to receive a distribution from the Stewardship Bank 401(k) Plan upon termination of their employment. Following receipt of a favorable determination letter from the IRS, Columbia shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances (excluding participant loans) in the Stewardship Bank 401(k) Plan into Columbia’s 401(k) Plan.

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(e)          Columbia agrees that each full-time Stewardship Employee who is (i) involuntarily terminated by Columbia (other than for “Cause” as determined in good faith by Columbia) or (ii) voluntarily terminates employment if not offered a Comparable Position (as defined below) within six (6) months following the Effective Time and, in case of either (i) or (ii) above, who is not covered by a separate severance, change in control or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Columbia, receive a single lump sum severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at Stewardship, with a minimum equal to four weeks of base pay and a maximum equal to twenty-six (26) weeks of base pay and, in addition, will receive, up to a maximum of two (2) weeks, the cash value of unused paid time-off for fiscal year 2019 for such terminated employee at the Effective Time, subject to applicable payroll withholdings. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year. For purposes of calculating base pay, Stewardship Employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two (2) months prior to the termination date; provided that, in no event shall an employee’s base pay for this purpose be less than the employee’s base pay with Stewardship as in effect immediately prior to Closing. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment. For a period of twelve (12) months following the Effective Time, Columbia will offer employees of Stewardship Entities whose jobs are eliminated as a result of the Merger priority in applying for open positions within Columbia. Any employee of Stewardship or Stewardship Bank who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by a termination, including a termination following the Merger, shall not receive the severance benefits as provided in this Section but will receive the payment specified in such agreement or arrangement. “Comparable Position” means a job position that: (i) provides for base compensation equal to or higher that an employee’s base compensation in effect on the Effective Time and (ii) is located within twenty-five (25) miles of a an employee’s primary office/branch on the Effective Time.

(f)          Columbia shall honor all obligations under the change in control agreements set forth in Stewardship’s Disclosure Letter, except to the extent any such agreement is superseded, amended or terminated as of, or following, the Effective Time.

(g)          This Agreement is an agreement solely between Stewardship and Columbia. Except for the indemnification rights provided in Section 6.6, nothing in this Agreement, including this Section 6.4, whether express or implied, confers upon any Stewardship Employees, employees of Columbia and its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate of benefits, or any other term or condition of employment, of any kind or nature whatsoever.

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(h)          As of the earlier of the Closing Date or the applicable reporting deadline under the Affordable Care Act, Stewardship, Stewardship Bank and each Commonly Controlled Entity will accurately complete and timely file with the Internal Revenue service, and timely send to all covered individuals, as applicable, any required IRS Forms 1094 B, 1095 B, 1094 C and 1095 C for the 2018 calendar year with respect to each Plan that is subject to the Affordable Care Act.

(i)          Within forty-five (45) days after the date of this Agreement, Columbia shall designate, in consultation with Stewardship, certain employees of the Stewardship Bank who will be eligible to receive a retention bonus from Columbia, in its sole discretion, in the event such employee remains a Continuing Employee as of the Closing Date and/or through a post-Closing transition period to be determined by Columbia, including systems conversion, if applicable.

(j)          At and following the Effective Time, Columbia shall be solely responsible, to the extent applicable, for timely providing any required notices under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN ACT”), or any similar state or local Law, with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or similar law) or employee layoff or similar event affecting the Stewardship Employees after the Effective Date.

6.5           Updated Schedules. On a date fifteen (15) Business Days prior to the Effective Time and on the Effective Time, Stewardship will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by Stewardship subsequent to the date any Schedule was previously delivered by Stewardship to Columbia. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.6           Indemnification; Directors’ and Officers’ Insurance.

(a)          Columbia agrees that all rights of the present and former directors and officers of any of the Stewardship Entities to indemnification provided for in the Charter or Bylaws or other governing documents of such Stewardship Entity, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), will survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time (each such director and officer being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Columbia agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer, member or employee of any of the Stewardship Entities at or prior to the Effective Time to the fullest extent provided in, and will advance expenses in accordance with, the Charter, Bylaws and other governing documents of the Stewardship Entities, as applicable, in the form previously provided to Columbia and effective as of the date of this Agreement, in each case subject to all the limitations set forth in such Charter, Bylaws or other governing documents and applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6, nothing contained in this Agreement will require Columbia to indemnify, defend or hold harmless any Indemnified Party to a greater extent than any Stewardship Entity may, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and any such indemnification provided pursuant to this Section 6.6 will be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

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(b)          Prior to the Effective Time, Stewardship will or, if Stewardship is unable to, Columbia as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage and deductibles at least as favorable to the Indemnified Parties as the existing policies of the Stewardship Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Columbia will pay the premium for such D&O Insurance tail policy; provided, however, that in no event will Columbia be required to expend more than 250% of the current amount expended on an annual basis by the Stewardship Entities to procure their existing D&O Insurance policies. If Stewardship or Columbia for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Columbia will obtain as much as comparable D&O Insurance as is available at a cost in the aggregate for such six (6) year period up to 250% of the current annual premiums expended by the Stewardship Entities for their existing D&O Insurance policies.

(c)          The provisions of this Section 6.6 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party as if he or she were a party to this Agreement. The indemnification rights provided to each Indemnified Party pursuant hereto will be in addition to all other indemnification rights provided to such Indemnified Party under any Contract between any of the Stewardship Entities and such Indemnified Party. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by Columbia, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, in whole or in part, then Columbia shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses incurred in connection with enforcing such claim against Columbia.

6.7           Statutory Trust. Stewardship, as the owner of the Statutory Trust Securities that are common securities, will cause the Statutory Trust (a) to remain a statutory trust, (b) to otherwise continue to be classified as a grantor trust for federal income Tax purposes, and (c) to cause each holder of Statutory Trust Securities that are preferred securities to be treated as owning an undivided beneficial interest in the Statutory Trust Debentures. At the Effective Time, Columbia will assume Stewardship’s obligations and acquire its rights relating to the Statutory Trust, including Stewardship’s obligations and rights under the Statutory Trust Debentures, Statutory Trust Securities and the other Statutory Trust Agreements. In connection therewith, Stewardship will assist Columbia in assuming Stewardship’s obligations and acquiring its rights under the Statutory Trust, and will provide the documentation required to make such assumption of obligations and acquisition of rights effective, including any supplemental indentures, certificates and opinions of counsel that may be required under the Statutory Trust Agreements. Subject to the terms of the Statutory Trust Securities, immediately prior to the Closing, Stewardship will pay, or cause to be paid, to the proper Persons all deferred and accrued but unpaid interest and any outstanding fees relating to the Statutory Trust Debentures and the Statutory Trust.

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6.8           Assumption of Subordinated Notes. Columbia agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Columbia at or prior to the Effective Time one or more supplemental indentures, guarantees, and/or other instruments required for the due assumption of the Subordinated Notes. Stewardship shall obtain the consents of the holders of the Subordinated Notes for the assignment and assumption of the Subordinated Notes by Columbia, to the extent such consent is required under the Subordinated Note Purchase Agreement dated August 28, 2015 by and between Stewardship and the holders of the Subordinated Notes.

6.9           Loan Participations.. Upon reasonable prior notice, Stewardship shall use commercially reasonable efforts to provide Columbia with access to the originating lenders of the Loan Participations for the purpose of enabling Columbia to conduct reasonable due diligence on such Loan Participations; provide that Columbia shall not contract or communicate with the participants of such Loan Participations in any manner relating to Stewardship or Stewardship’s business without Stewardship’s prior approval and Stewardship shall have the right to participate in any such contact or communication.

6.10         Board Representation; Advisory Board Following the date hereof, Columbia and Columbia Bank shall take all actions necessary to: (a) cause, effective as of the Effective Time, their respective Boards of Directors to be expanded by one member; and (b) appoint Paul Van Ostenbridge to the Boards of Directors of Columbia and Columbia Bank. Subject solely to the fiduciary duties of the Columbia and Columbia Bank Boards of Directors, Columbia and Columbia Bank will use reasonable best efforts to cause the election of Mr. Van Ostenbridge to each of the Columbia and Columbia Bank Boards of Directors at the first annual meeting of the stockholders of Columbia and Columbia Bank (including recommending that the stockholders vote in favor of the election of Mr. Van Ostenbridge (along with other nominees) and otherwise supporting Mr. Van Ostenbridge for election in a manner no less rigorous and favorable than the manner in which Columbia supports its other nominees in the aggregate. In addition, Columbia Bank will establish and maintain an advisory board (the “Advisory Board”) for a period of one year following the Effective Time and invite other non-employees directors of Stewardship’s Board of Directors to join the Advisory Board.

6.11         Columbia Confidential Information. Any confidential information or trade secrets of each of Columbia and its Subsidiaries received by any Stewardship Entity and its Representatives in connection with the Merger, the Bank Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the Columbia NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by the Stewardship Entities or, at Columbia’s request, returned to Columbia if this Agreement is terminated as provided in Article 8. Such information will not be used by any Stewardship Entity or its employees or agents to the detriment of Columbia and its Subsidiaries, and will at all times be maintained and held in compliance with the Columbia NDA.

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6.12         Stewardship Confidential Information. If the Closing does not occur, any confidential information or trade secrets of each of Stewardship and its Subsidiaries received by Columbia, Columbia Bank and their Representatives in connection with the Merger, the Bank Merger or the other transactions contemplated hereby will be treated confidentially and held in confidence pursuant to the Stewardship NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by Columbia or Columbia Bank or, at Stewardship’s request, returned to Stewardship if this Agreement is terminated as provided in Article 8. Such information will not be used by Columbia, Columbia Bank and their Representatives to the detriment of any Stewardship Entity, and will at all times be maintained and held in compliance with the terms of the Stewardship NDA.

6.13         Columbia Bank Foundation. Columbia agrees to recommend to the Board of Directors of the Columbia Bank Foundation (the “Columbia Bank Foundation”) that at the Effective Time: (i) the Columbia Charitable Foundation expand the size of its Board of Directors by one member and appoint one member of the current Stewardship Board of Directors to serve on the Board of Directors of the Columbia Bank Foundation; and (ii) expand its grant policy, in accordance with its Charter and governing documents, to make charitable contributions within Stewardship’s local community largely consistent with charitable contributions made under Stewardship’s tithing program in an annual amount of no less than $500,000.

ARTICLE 7
CONDITIONS

7.1           Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)          Regulatory Approvals. The Bank Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of such approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect, the benefits to Columbia and its Subsidiaries of the transactions contemplated by this Agreement; (ii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Columbia or any of its Subsidiaries; or (iii) otherwise have a Material Adverse Effect on Columbia.

(b)          No Prohibitive Change of Law. There will have been no Law, domestic or foreign, enacted or promulgated which prohibits or makes illegal the consummation of the transactions contemplated hereby.

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(c)          Governmental Action. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement.

(d)          Shareholder Approval. The Merger will have been approved by the Required Stewardship Shareholder Vote.

7.2           Additional Conditions to Obligation of Stewardship. The obligation of Stewardship to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the satisfaction or waiver of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Columbia set forth in Section 3.4 will be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, and the representations and warranties of Columbia set forth in Sections 3.1 and 3.2 will be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Columbia set forth in this Agreement (after giving effect to any qualifications as to materiality or Material Adverse Effect set forth in such representations or warranties) will be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be so true and correct unless the failure of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably likely to have a Material Adverse Effect on Columbia.

(b)          Agreements. Columbia will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)          Officer’s Certificate. Columbia will have furnished to Stewardship a certificate of the Chief Financial Officer of Columbia, dated as of the Effective Time, in which such officer will certify to the conditions set forth in Sections 7.2(a) and (b).

(d)          Columbia Secretary’s Certificate. Columbia will have furnished to Stewardship (i) copies of the text of the resolutions by which the corporate action on the part of Columbia necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Columbia by its corporate secretary or one of its assistant corporate secretaries certifying to Stewardship that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

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(e)          Deposit of Aggregate Merger Consideration. Columbia shall have deposited the aggregate Merger Consideration with the Paying Agent as described in Section 2.9(a).

(f)          Other Materials. Stewardship will have received the materials set forth in Section 2.12(b).

7.3           Additional Conditions to Obligation of Columbia. The obligation of Columbia to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the satisfaction or waiver of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Stewardship set forth in Sections 4.3, 4.13 and 0 will be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, and the representations and warranties of Stewardship set forth in Sections 4.1 and 4.2 will be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Stewardship set forth in this Agreement (after giving effect to any qualifications as to materiality or Material Adverse Effect set forth in such representations or warranties) will be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be so true and correct unless the failure of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably likely to have a Material Adverse Effect on Stewardship.

(b)          Agreements. Stewardship will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)          Officers’ Certificate of Stewardship. Stewardship will have furnished to Columbia a certificate of the Chief Executive Officer and Chief Financial Officer of Stewardship, dated as of the Effective Time, in which such officers will certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)          Stewardship Secretary’s Certificate. Stewardship will have furnished to Columbia (i) copies of the text of the resolutions by which the corporate action on the part of Stewardship necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Stewardship by its corporate secretary or one of its assistant corporate secretaries certifying to Columbia that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

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(e)          Required Consents. Each Required Consent will have been obtained and be in full force and effect, and such actions as Columbia’s counsel may reasonably require will have been taken in connection therewith.

(f)          Other Materials. Columbia will have received the materials set forth in Section 2.12(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1           Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)          by mutual consent of the Boards of Directors of Columbia and Stewardship;

(b)          by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; or

(c)          by either party in the event any approval, consent or waiver of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement will have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party);

(d)          by Stewardship if:

(i)          the Closing has not occurred by April 30, 2020 (the “Termination Date”); provided, however, that Stewardship will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) Stewardship’s failure to comply in all material respects with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) Stewardship has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.12, or (z) the circumstances or events underlying the termination rights set forth in clause (d)(iv) of this Section 8.1 will have occurred;

(ii)         Columbia will have breached any representation, warranty or agreement of Columbia in this Agreement in such case that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Stewardship to Columbia;

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(iii)        at the Stewardship Shareholder Meeting, this Agreement will not have been duly adopted by the Required Stewardship Shareholder Vote;

(iv)        (A) Stewardship will have delivered to Columbia a written notice of the intent of Stewardship to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five (5) Business Days have elapsed following delivery to Columbia of such written notice by Stewardship, (C) during such five (5) Business Day period Stewardship has fully complied with the terms of Section 5.7, including informing Columbia of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Columbia to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five (5) Business Day period the Board of Directors of the Stewardship will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) Stewardship pays to Columbia the termination fee in accordance with Section 8.4, and (F) Stewardship will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of Stewardship will have resolved to do so; or

(v)         any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Stewardship to comply with its obligations under this Agreement).

(e)          by Columbia if:

(i)          the Closing has not occurred by the Termination Date; provided, however, that Columbia will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Columbia’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Columbia has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.12;

(ii)         Stewardship will have breached any representation, warranty or agreement in this Agreement in such case that the conditions set forth in Section 7.3(a) and 7.3(b) would not be satisfied and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Columbia to Stewardship;

(iii)        at the Stewardship Shareholder Meeting, this Agreement will not have been duly adopted by the Required Stewardship Shareholder Vote; or

(iv)        any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Columbia to comply with its obligations under this Agreement).

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8.2           Effect of Termination. Except as provided in Sections 8.3 and 8.4 and any provisions set forth herein that survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become void, there will be no Liability under this Agreement on the part of Columbia, Stewardship or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto will cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein will relieve any party from Liability arising out of its own fraud, willful misconduct or knowing, intentional and material breach of this Agreement.

8.3           Expenses. Except as otherwise provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.4           Stewardship Termination Fee. If this Agreement is terminated by Stewardship pursuant to Section 8.1(d)(iv), or by Columbia pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.7 or Section 6.3(a), then Stewardship will pay to Columbia a termination fee of $5,400,000 as the sole and exclusive remedy of Columbia (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5           Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1           Press Releases and Announcements. Any public announcement, including any press release or any announcement to employees, customers, suppliers or others having dealings with the Stewardship Entities, or similar publicity with respect to this Agreement or the transactions contemplated hereby will be made at such time and in such manner as Columbia will determine, in consultation with Stewardship, and approve (with such approval not to be unreasonably withheld, delayed or conditioned), or as determined upon the advice of counsel to be required by applicable Law or the rules and requirements of the applicable securities exchange as the case may be. Notwithstanding the foregoing, Columbia and Stewardship agree that any press releases announcing the execution of this Agreement or the Closing will be in a form prepared by Columbia and reviewed and approved by Stewardship (with such approval not to be unreasonably withheld, delayed or conditioned) and will be made on the day of execution of this Agreement (or as soon thereafter as is practicable) and on the Closing Date (or as soon thereafter as practicable), respectively.

9.2           Notices. All notices and other communications hereunder will be in writing and will be sufficiently given if made by receipted hand delivery, by fax, by e-mail, by recognized overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by it by like notice):

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if to Columbia:

Attention:	Thomas J. Kemly
President and Chief Executive Officer
Telephone:	201.794.5600
E-mail:	tkemly@columbiabankonline.com

with copies (which will not constitute notice) to:

Attention:	Christina M. Gattuso, Esq.
Kilpatrick Townsend & Stockton LLP
Telephone:	202.508.5884
Fax:	202.204.5611
E-mail:	cgattuso@kilpatricktownsend.com

if to Stewardship:

Attention:	Paul Van Ostenbridge
President and Chief Executive Officer
Telephone:	201.444.7100
E-mail:	pvanostenbridge@asbnow.com

with a copy (which will not constitute notice) to:

Attention:	Michael Horn, Esq.
McCarter & English, LLP
Telephone:	973.639.2029
Fax:	973.297.3817
Email:	mhorn@mccarter.com

and

Attention:	Michele Vaillant, Esq.
McCarter & English, LLP
Telephone:	973.639.2011
Fax:	973.297.38126
Email:	mvaillant@mccarter.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three (3) Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.

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9.3           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Columbia may assign any of its rights under this Agreement to one or more Subsidiaries of Columbia, so long as Columbia remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4           No Third Party Beneficiaries. Except as otherwise specifically provided in Section 6.6(c), nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement. The representations and warranties contained in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.5           Disclosure Schedules.

(a)          Prior to or simultaneous with the execution of this Agreement, Stewardship delivered to Columbia the Disclosure Schedules, which set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Disclosure Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.5, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)          For purposes of this Agreement, a disclosure of any information in a particular section or subsection of the Disclosure Schedules shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face from the nature of the disclosure that such disclosure also applies to such other Schedule.

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9.6           Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “but not limited to,” whether or not they are in fact followed by those words or words of like import. References to “provided or made available” means when used as to any information, document or other material referred to in this Agreement, that such information, document or other material was : (a) made available on the SEC website prior to the date of this Agreement; (b) provided or made available at least three (3) Business Days immediately prior to the execution of this Agreement in the virtual data room maintained by Stewardship in connection with the Merger; or (c) provided in writing by one party to another. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” will be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, however, that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute will be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.7           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8           Complete Agreement. This Agreement, together with the Ancillary Documents, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.9           Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE ANCILLARY DOCUMENTS, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREBY AND THEREBY, EXCEPT FOR MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE STEWARDSHIP BOARD OF DIRECTORS WHICH SHALL BE SUBJECT TO THE LAWS OF THE STATE OF NEW JERSEY.

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9.10         Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of each of the Stewardship Entities, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Columbia provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.11         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12         Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

9.13         No Survival of Representations. The representations, warranties and covenants made by Stewardship and Columbia in this Agreement or in any instrument delivered pursuant to this Agreement shall expire and be terminated and extinguished on, and will have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time or survive the termination of this Agreement.

9.14         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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9.15         Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16         No Presumption Against Drafting Party. Each of the Columbia Entities and the Stewardship Entities acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

COLUMBIA FINANCIAL, INC.

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

BROADWAY ACQUISITION CORP.

By:	/s/ Thomas J. Kemly
Thomas J. Kemly
President and Chief Executive Officer

STEWARDSHIP FINANCIAL CORPORATION

By:	/s/ Paul Van Ostenbridge
Paul Van Ostenbridge
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

[Form of Bank Merger Agreement]

Exhibit A

BANK MERGER AGREEMENT

THIS BANK MERGER AGREEMENT dated as of June 6, 2019 (this “Bank Merger Agreement”), is by and between Atlantic Stewardship Bank, a New Jersey state-chartered bank, and Columbia Bank, a federally chartered stock savings bank.

WITNESSETH:

WHEREAS, Atlantic Stewardship Bank is a New Jersey state-chartered bank and a wholly owned subsidiary of Stewardship Financial Corporation, a New Jersey corporation (“Stewardship”); the authorized capital stock of Atlantic Stewardship Bank consists of 1,200,000 shares of common stock, par value $5.00 per share, of which 760,252.66 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Columbia Bank is a direct wholly owned subsidiary of Columbia Financial, Inc., a Delaware corporation (“Columbia Financial”);

WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated as of June 6, 2019 (the “Merger Agreement”), by and among Stewardship, Columbia Financial and Broadway Acquisition, Inc., a New Jersey corporation and wholly owned subsidiary of Columbia Financial, Stewardship will merge with and into Columbia Financial in a series of transactions;

WHEREAS, as a result of the merger of Stewardship with and into Columbia Financial, Atlantic Stewardship Bank will become a direct wholly owned subsidiary of Columbia Financial;

WHEREAS, the respective Boards of Directors of Atlantic Stewardship Bank and Columbia Bank have determined that the merger of Atlantic Stewardship Bank with and into Columbia Bank, with Columbia Bank being the surviving institution (the “Resulting Institution”), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the “Bank Merger”) is in the best interests of Atlantic Stewardship Bank and Columbia Bank;

WHEREAS, it is anticipated that the Bank Merger would occur immediately after the transactions contemplated by the Merger Agreement;

WHEREAS, this Bank Merger Agreement has been approved by the unanimous written consent of the sole shareholders of each of Atlantic Stewardship Bank and Columbia Bank;

WHEREAS, this Bank Merger Agreement must be approved by the Office of the Comptroller of the Currency (the “OCC”) , the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance (the “Department”).

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

1.          Merger. At and on the Effective Time of the Bank Merger (as defined below), Atlantic Stewardship Bank shall be merged with and into Columbia Bank with Columbia Bank surviving as the Resulting Institution (the “Bank Merger”). Columbia Financial shall be the owner of 100% of the outstanding common stock of the Resulting Institution.

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2.          Effective Time. The Bank Merger will be effective upon the filing of Articles of Merger with the OCC and the Department or as of the date and time specified in such Articles of Merger as the Effective Time of the Bank Merger, as the case may be (the “Effective Time”), which shall in no event be earlier than the effective time of the Merger.

3.          Charter. At the Effective Time, the charter of Broadway Bank as in effect immediately prior to the Bank Merger shall be the charter of the Resulting Institution, until thereafter amended in accordance with applicable law.

4.          Name. The name of the Resulting Institution shall be Columbia Bank.

5.          Offices. The principal office and branch offices of Atlantic Stewardship Bank are set forth on Exhibit A hereto. The principal office and branch offices of Columbia Bank are set forth on Exhibit B hereto. At the Effective Time, the principal office and the branch offices of the Resulting Institution shall be those offices set forth on Exhibit C hereto.

6.          Directors and Officers. The officers and directors of Columbia Bank immediately prior to the Effective Time shall be the officers and directors of the Resulting Institution immediately after the Effective Time. In addition, Paul Van Ostenbridge, a current director of Atlantic Stewardship Bank, shall also be appointed as a director of the Resulting Institution as of the Effective Time.

7.          Rights and Duties of the Resulting Institution. The business of the Resulting Institution shall be that of a federally chartered stock savings bank, as provided for in its charter and under applicable federal law and the related regulations of the OCC. All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Atlantic Stewardship Bank shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer. The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Atlantic Stewardship Bank and Columbia Bank, respectively. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Atlantic Stewardship Bank and Columbia Bank immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Atlantic Stewardship Bank and Columbia Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of either Atlantic Stewardship Bank or Columbia Bank. Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable OCC and Federal Deposit Insurance Corporation regulations. All rights of creditors and other obligees and all liens on property of either Atlantic Stewardship Bank or Columbia Bank shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired. The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution.

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8.          Effect on Shares of Stock.

(a)         Each share of Columbia Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)         At the Effective Time, each share of Atlantic Stewardship Bank common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Columbia Bank or the holder thereof, be cancelled. No shares of capital stock of Columbia Bank or any other consideration shall be issuable or exchangeable with respect to shares of Atlantic Stewardship Bank common stock.

9.          Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the United States.

10.         Amendment. This Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Atlantic Stewardship Bank and Columbia Bank at any time prior to the Effective Time.

11.         Waiver. Subject to applicable law, any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party.

12.         Successors and Assigns. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Bank Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.         Termination. This Bank Merger Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms. This Bank Merger Agreement also may be terminated at any time prior to the Effective Time by mutual consent of Atlantic Stewardship Bank and Columbia Bank in a written instrument, if and to the extent authorized by the respective Boards of Directors of Atlantic Stewardship Bank and Columbia Bank. In the event of the termination of this Bank Merger Agreement as provided in this Section 13, this Bank Merger Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Bank Merger Agreement on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Bank Merger Agreement.

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14.         Conditions Precedent. The obligations of the parties under this Bank Merger Agreement to consummate the Bank Merger shall be subject to: (i) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC, the FDIC and the Department; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and (iii) consummation of the merger of Stewardship with and into Columbia Financial in accordance with the terms and conditions of the Merger Agreement.

15.         Other Terms. All terms used in this Bank Merger Agreement shall, unless defined herein, have the meanings set forth in the Merger Agreement.

16.         Countersignatures. This Bank Merger Agreement may be executed by facsimile or other electronic means and in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the parties have caused this Bank Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Attest:	Atlantic Stewardship Bank

By:	By:

Name: John C. Scoccola	Name: Paul Van Ostenbridge
Title: Secretary	Title: President and Chief Executive Officer

Attest:	COLUMBIA BANK

By:	By:

Name: Mayra L. Rinaldi	Name: Thomas J. Kemly
Title: Secretary	Title: President and Chief Executive Officer

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EXHIBIT B

[Form of New Jersey Certificate of Merger]

Exhibit B

CERTIFICATE OF MERGER

OF

BROADWAY ACQUISITION CORP.

(Merged Corporation)

WITH AND INTO

STEWARDSHIP FINANCIAL CORPORATION

(Surviving Corporation)

Dated:

The undersigned corporations, having approved the Agreement and Plan of Merger (the “Plan of Merger”) attached hereto as Exhibit A in accordance with N.J. Rev Stat § 14A:10-1 and 14A:10-3, pursuant to which BROADWAY ACQUISITION CORP., a New Jersey corporation, shall be merged (the “Merger”) with and into STEWARDSHIP FINANCIAL CORPORATION, a New Jersey corporation, hereby certify as follows:

1.	Stewardship Financial Corporation (“Stewardship”), ID #0100613722, will be the surviving corporation in the Merger and will continue under the name “Broadway Acquisition Corp.” Broadway Acquisition Corp. (“Merger Sub”), ID #0101052241, will be the merged corporation in the Merger.

2.	The Plan of Merger pursuant to which the Merger will be effectuated is annexed hereto as Exhibit A, and such plan has been duly adopted by the board of directors of each merging company.

3.	The dates of approval of the Plan of Merger by the stockholders of the undersigned corporations are as follows:

Merger Sub –

Stewardship –

4.	The number of shares of common stock of Merger Sub entitled to vote on the Plan of Merger at the time the Plan of Merger was approved was 100. Merger Sub does not have any other class or series of stock entitled to vote on the Plan of Merger. The number of shares of common stock of Merger Sub that voted for the Plan of Merger was 100. The number of shares of common stock of Merger Sub that voted against the Plan of Merger was 0.

5.	The number of shares of common stock of Stewardship entitled to vote on the Plan of Merger at the time the Plan of Merger was approved was __________. Stewardship does not have any other class or series of stock entitled to vote on the Plan of Merger. The number of shares of common stock of Stewardship that voted for the Plan of Merger was ______________. The number of shares of common stock of Stewardship that voted against the Plan of Merger was _________.

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6.	The Merger is to become effective on _______________ at ___:___ ___.m. Eastern Time.

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IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate of Merger to be executed on its behalf by its duly authorized officer as of the date first written above.

Surviving Corporation:

Stewardship Financial Corporation,
a New Jersey corporation

Name:
Title:

Merged Corporation:

Broadway Acquisition Corp.,
a New Jersey corporation

Name:
Title:

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